                           APPRAISAL OF REAL PROPERTY

                   THE ASSETS OF ROCKEFELLER CENTER PROPERTIES
                               AND RCP ASSOCIATES
                        THAT CONSTITUTE THE REAL PROPERTY
                               COLLATERAL HELD BY
                       ROCKEFELLER CENTER PROPERTIES, INC.



                                      AS OF

                                DECEMBER 31, 1993



                                  prepared for:

                       ROCKEFELLER CENTER PROPERTIES INC.
                           1270 AVENUE OF THE AMERICAS
                               NEW YORK, NY 10020



                                  prepared by:

                DOUGLAS ELLIMAN APPRAISAL AND CONSULTING DIVISION
                               60 EAST 56TH STREET
                            NEW YORK, NEW YORK  10022
                                 (212) 891-7444

                                TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
TRANSMITTAL LETTER

PURPOSE OF APPRAISAL . . . . . . . . . . . . . . . . . . . . . . . . . . .   1

PROPERTY RIGHTS APPRAISED. . . . . . . . . . . . . . . . . . . . . . . . .   1

LEGAL DESCRIPTION. . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1

DEFINITION OF MARKET VALUE . . . . . . . . . . . . . . . . . . . . . . . .   2

HIGHEST AND BEST USE . . . . . . . . . . . . . . . . . . . . . . . . . . .   3

SITE PLAN. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4

PROPERTY DESCRIPTION . . . . . . . . . . . . . . . . . . . . . . . . . . .   5

LOCATION MAP . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9

LOCATION ANALYSIS. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10

ZONING . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17

ASSESSED VALUATION AND REAL ESTATE TAXES . . . . . . . . . . . . . . . . .  18

REGIONAL DEMOGRAPHICS  . . . . . . . . . . . . . . . . . . . . . . . . . .  22

MIDTOWN MANHATTAN OFFICE MARKET OVERVIEW . . . . . . . . . . . . . . . . .  30

MIDTOWN MANHATTAN RETAIL MARKET OVERVIEW . . . . . . . . . . . . . . . . .  38

VALUATION PREMISE. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42

SALES COMPARISON APPROACH. . . . . . . . . . . . . . . . . . . . . . . . .  43

INCOME CAPITALIZATION APPROACH . . . . . . . . . . . . . . . . . . . . . .  55

CORRELATION AND FINAL VALUE ESTIMATE . . . . . . . . . . . . . . . . . . .  86

ADDENDUM

  NBC AGREEMENT FOR EXTENDED AND EXPANDED OCCUPANCY OF SPACE
  CERTIFICATE OF VALUE
  LIMITING AND CONTINGENT CONDITIONS

                          [DOUGLAS ELLIMAN LETTERHEAD]


                                                       February 15, 1994




Rockefeller Center Properties, Inc.
1270 Avenue of the Americas
24th Floor
New York, NY  10020



Gentlemen:

     Pursuant to your request, this report provides our estimate of value as of December 31, 1993 for the assets of Rockefeller Center Properties and RCP Associates (the Partnerships), that constitute the real property collateral held by Rockefeller Center Properties, Inc. (hereinafter referred to as Rockefeller Center) as security for its $1.3 billion participating mortgage loan.

     Rockefeller Center Properties, Inc. (RCPI) made a participating convertible mortgage loan in the face amount of $1.3 billion to the Partnerships. The loan is secured by, among other assets, the real property interests owned by the Partnerships in the land and buildings known as Rockefeller Center.

     This report serves as an update of our previous appraisal report which provided a value for the subject property as of December 31, 1992. We understand this report will be filed with the Securities and Exchange Commission and will be available publicly as a result. We also understand that this report will be made available to shareholders upon request.

     Rockefeller Center, which occupies the major portion of the area bounded by Avenue of the Americas (Sixth Avenue), Fifth Avenue, and 48th to 51st Streets, is improved with the following structures:


                                                                                   Height     Gross       Rentable
                                                             Year      Building      in       Area(1)     Area(1)
Address                          Name                        Built      Number     Stories    (Sq.Ft.)    (Sq.Ft.)
- -------                          ----                        -----     --------    -------    --------    --------
30 Rockefeller Plaza             GE/GE West                  1933       1/9        69         2,724,055   2,025,968
610 Fifth Avenue                 La Maison Francaise         1933        2          9           135,447     104,813
620 Fifth Avenue                 British Empire              1933        3          9           135,526     102,673
1 Rockefeller Plaza                  ----                    1937        5         35           547,654     471,523
630 Fifth Avenue                 International               1935        6         39         1,270,928   1,030,229
50 Rockefeller Plaza             Associated Press            1938        7         15           513,110     400,277
1230 Ave. of the Americas        Paramount Publishing        1940/55     8/14      21           713,664     600,470
30 Rockefeller Plaza             NBC Studio                  1933       99         10            (2)        384,592
1270 Ave. of the Americas            ----                    1932       10         31           460,911     388,826
10 Rockefeller Plaza                 ----                    1939       11         17           398,199     291,519
600 Fifth Avenue                     ----                    1950       17         30           373,877     355,296
1260 Ave. of Americas            Radio City Music Hall       1932       18         10            (3)          (3)
Miscellaneous Retail (4)                                                                         N/A         28,591
                                                                                              ---------   ---------

                                                                                   Total      7,300,371   6,184,777


Notes:
- -----

(1) Includes office, retail & storage.
(2) Included within the gross area for the GE Building.
(3) 6,200 seats.  Income & expenses for Music Hall not reflected in this report.
(4) Includes Sunken Plaza, Subway concourse, Hurley's & Lindy's Restaurants.


     This report is based upon a complete review of the financial information provided to us as well as a physical inspection of the premises. In addition, in the preparation of this report we:


     1. Studied existing conditions and anticipated future trends for the Midtown Manhattan office market, focusing particular attention on quality buildings.

     2. Analyzed recent transactions involving the sale of large quality office buildings for the purpose of comparison with the property under review.

     3. Reviewed summaries of new leases as provided by Management which were concluded since our 1992 report.

     4. Considered the three approved methods in the valuation of real estate, namely the Cost, Sales Comparison and Income Approaches. Primary emphasis was given to the Income Approach as this is the methodology most often employed by purchasers of this type of property.


     We conducted a 15-year discounted cash flow analysis which assumed a sale of the property in the year following the estimated holding period. The rates of return utilized in this analysis were, in our opinion, reflective of prevailing requirements among potential investors for real property of "trophy" quality within major U.S. urban centers.

     The Rockefeller Center complex is measured on the basis of the 1968 Real Estate Board of New York Standard, with loss factors in the order of 10% to 13%. A remeasurement of the complex in accordance with current industry norms was completed in 1992. Current measurement standards typically provide for a 25% add-on to usable area and a 20% loss factor. While the exact increase in measured area varies by building, in general, we have been advised by Management that the remeasurement has increased the expression of overall rentable area at the Center by approximately 19%.

     New leases have been written on the basis of the remeasured square footage while renewal leases continue to reflect the 1968 measurements. The Center's recent leasing experience has not supported the assumption that the remeasurement would result in an overall increase in rental income. As a result, for the purposes of this analysis we have taken a conservative approach and assumed that the face rent for new and renewal leases is roughly equivalent on a standardized per square foot basis.

     In connection with this appraisal assignment we were taken on a tour of the premises, focusing particular attention on the on-going capital improvement program. The inspection revealed a level of maintenance far beyond that of a conventional Manhattan office building. The Global Control Center, which centralizes the control and maintenance of all mechanical systems including elevators, is unique in New York City to Rockefeller Center. The restoration and renovation work being done throughout the complex is of the highest quality. The owners are maintaining Rockefeller Center as a "trophy" property. Further evidence of Rockefeller Center's ageless appeal is provided by the recent agreement with Kidder, Peabody Group, which will move its corporate headquarters to the General Electric Building at 30 Rockefeller Plaza in 1995. Via an agreement with the local government, Kidder, Peabody Group's 3,000 person operations will remain in New York City in return for $31,000,000 in tax incentives.

     The Center's extensive capital improvement program is evident of Management's long range approach. Both the cosmetic and mechanical improvements support value enhancement of the complex over the long term. In our opinion, these expenditures are sound investments and will help to insure that the Rockefeller Center buildings remain competitive among quality buildings well into the future.

     As a result of Management's strong commitment to the property, as well as its premier Midtown location, office space at Rockefeller Center continues to rival Manhattan's newer commercial developments. This is evidenced by the Center's current occupancy rate which is approximately 94%. In contrast, recent surveys indicate that the overall vacancy rate for prime Midtown office buildings as a whole is about 15%.

     In 1994 Rockefeller Center has leases expiring which account for almost 2.9 million square feet of space. Negotiations for renewal have been conducted with many of these tenants, particularly the largest ones. To-date, renewals have been or are close to being concluded with tenants comprising almost 1.7 million square feet.

     It is also important to note Management's 1988 agreement with the National Broadcasting Company (NBC) for the extension and expansion of its facilities at Rockefeller Center. The agreement assures NBC's lease commitment for almost 20% of the Center's total net rentable area through September, 2022. In addition, NBC has a call upon some 387,000 square feet of contiguous space. The option on 109,000 square feet of this space has already been exercised, and we assume the option on the balance of the space will be exercised. NBC also has another option for 523,000 square feet of contiguous space but because of possession problems and conflicting options held by other tenants, we do not assume this second option will be exercised. NBC's option to purchase its leased space in the Studio and GE West Buildings has been terminated since our last report in order to accommodate some of the Center's large space users. However, the expansion and extension agreements, along with the monies spent by NBC to improve its space (as discussed below) virtually assure that this prestigious and financially sound corporation will remain as an "anchor" in the Rockefeller Center complex.

     NBC has also begun construction of a new 9,353 square foot state-of-the-art broadcast studio in 10 Rockefeller Plaza at the corner of 49th Street. Completion of the new studio, in which the Today Show and NOW will be filmed, is planned for the fall of 1994. This extraordinary landmark production facility will have its windows literally open to the streets of

New York. At a cost of $13 million to NBC (with an additional $1.1 million in landlord's contribution), this further indicates NBC's commitment to Rockefeller Center.

     In light of the aforementioned, we are of the opinion that the fair market value of Rockefeller Center as of December 31, 1993, is:


                  ONE BILLION ONE HUNDRED FIFTY MILLION DOLLARS

                                ($1,150,000,000)


     which is equivalent to approximately +- $186 per square foot, based on a total rentable area of 6,184,777 square feet.

     The report that follows this letter of transmittal contains data and graphics in support of our valuation estimate. Particular focus is upon those market factors which caused us to modify assumptions since our previous report which in turn impact our opinion of the property's market value.

     This report is subject to all the Limiting and Contingent Conditions attached hereto and made part thereof. We certify that to the best of our knowledge and beliefs the statements contained herein are true and correct. The reported analyses, opinions and conclusions are our personal unbiased professional analyses, opinions and conclusions. This report has been prepared in conformity with the requirements of the Code of Professional Ethics and Standards of Professional Practice of the Appraisal Institute. The use of this report is subject to the requirements of the Appraisal Institute relating to review by its duly authorized representatives. We have no present or contemplated future interest in the property and our compensation is not contingent on any action or event resulting from the conclusions in, or the use of, this report.

     The Appraisal Institute conducts a voluntary program of continuing education for its designated members. MAI's and RM's who meet the minimum standards of this program are awarded periodic educational certification. We are certified under this program.

     As of the date of this report, Abram Barkan has completed the requirements under the continuing education program of the Appraisal Institute. New York State conducts a licensing program for qualified appraisers under the auspices of the Department of State Division of Licensing Services. Randi Mellman has completed this licensing program and is a duly Certified General Appraiser (#46000008387), as is Abram Barkan (#46000020763).

     We trust this report will serve your purpose and that you will call upon us if there are any items in the report which require further clarification.



                                        Respectfully submitted,

                                        /s/ Abram Barkan

                                        Abram Barkan, MAI
                                        Chairman



                                        /s/ Randi Mellman

                                        Randi Mellman, MAI
                                        Managing Director

                            PURPOSE OF THE APPRAISAL

     The purpose of this appraisal is to arrive at an opinion of the market value of the subject property based upon a personal inspection of the site and giving full consideration to all factors which bear on or affect value, as of the date of the report, giving due regard to zoning, utility, location, and the present and potential use of the property being appraised. We understand that our report may be made available to the stockholders of Rockefeller Center Properties, Inc.


                            PROPERTY RIGHTS APPRAISED

     When all or part of a property is leased to others, the owner of the property holds a leased fee interest in the property. The market value of the subject property is being estimated as a leased fee interest. Leased Fee Interest is defined by the Appraisal Institute as:

     "An ownership interest held by a landlord with the right of use and occupancy conveyed by lease to others; the rights of the lessor or leased fee owner and leased fee are specified by contract terms contained within the lease."

     The market value of the subject premises is also being estimated as a leasehold interest, subject to existing ground leases and the New York City Industrial Development Agency (IDA) overlease.


                                LEGAL DESCRIPTION

     The real property assessor's tax block and lot designation is typically used in place of a standard metes and bounds legal description for identifying properties in New York City. The subject property has been designated by the New York City Bureau of Real Property Assessment as Section 5; Block 1264, Lots 5 and 30; Block 1265, Lots 1 (1) and 71; Block 1266, Lot 1 (exclusive of Radio City Music Hall).



- --------------------
(1) In order to accomplish the NBC transactions, the three buildings known as the GE Building, the Studio Building and the GE West Building have been converted to condominium ownership. As part of this process, new tax lots with separate assessed values have been established for these buildings. For the purposes of this report, however, we are reflecting these separate lots as a group in Block 1265, Lot 1.

                           DEFINITION OF MARKET VALUE

     The definition of market value taken from the Uniform Standards of Professional Appraisal Practice (USPAP) of the Appraisal Institute, is as follows:

     "The most probable price which a property should bring in a competitive and open market under all conditions requisite to a fair sale, the buyer and seller, each acting prudently and knowledgeably, and assuming the price is not affected by undue stimulus."

     Implicit in this definition is the consummation of a sale as of a specified date and the passing of title from seller to buyer under conditions whereby:

     1.   Buyer and seller are typically motivated;

     2. Both parties are well informed or well advised, and each is acting in what they consider their own best interest;

     3.   A reasonable time is allowed for exposure in the open market;

     4. Payment is made in terms of cash in U.S. dollars or in terms of financial arrangements comparable thereto; and

     5. The price represents a normal consideration for the property sold, unaffected by special or creative financing or sales concessions granted by anyone associated with the sale.

                              HIGHEST AND BEST USE

     Highest and best use is a twofold concept. There is a distinction between the highest and best use of the land and of the property. The highest and best use of the land is defined to be that use of the land which may be reasonably expected to produce the greatest net return to the land over a given period of time and further, that use, from among reasonable, probable and legal alternative uses, found to be physically possible, appropriately supported, and financially feasible which results in the highest land value.

     An analysis as to the highest and best use of the land should be made first and may be influenced by many factors, some of which are:

     1. Availability of land for a particular use in terms of existing zoning regulations, deed restrictions, lease encumbrances, or any other legally binding codes, restrictions, regulations or interests;

     2.   The physical availability of the site for a particular use; and

     3. The market influences of supply and demand and the economies of increasing and decreasing returns.

     After determining the highest and best use of the land, an analysis and opinion of the highest and best use of the property should be made. The highest and best use of the property is defined as the most profitable likely use to which a property can be put. The opinion of such use may be based on the highest and most profitable continuous use for which the property is suited or adaptable, or likely to be in demand in the near future.

     It is important to recognize the possibility that the highest and best use of the land may differ from the highest and best use of the property. This could occur where a site has existing improvements and the highest and best use of the land differs from the property's existing use. Nevertheless, the current use will continue until the value of the land under its highest and best use, less demolition costs of the existing improvements, exceeds the total value of the property in its present use.

     Based on an analysis of the subject site, location, zoning and surrounding land use patterns, we believe that the highest and best use of the land is for commercial purposes. Based on the nature of the improvements and the extent to which they influence the site, the highest and best use of the property is as improved with the existing mixed-use office/retail complex.

                             ROCKEFELLER CENTER MAP

                              PROPERTY DESCRIPTION

SITE:

     The original portion of Rockefeller Center occupies most of the area bounded by Fifth Avenue and Avenue of the Americas, 48th and 51st Streets (See Site Plan). The total land area is 538,080 square feet or approximately
12.4 acres. This area includes all of the land within the three square blocks defined above, with the exception of a 16,000 square foot parcel at the southwest corner of Fifth Avenue and 49th Street which is excluded from Rockefeller Center and a 20,167 square foot parcel located at the northwest corner of Fifth Avenue and 48th Street which is subject to a ground lease from the Dutch Reformed Church. The Center also leases a small portion of the concourse level leading to the subway platforms from the New York City Transit Authority.

     With the exception of the above mentioned 16,000 square foot parcel, street frontage is uninterrupted along the four boundaries. Street frontage averages 870 feet per block on the side streets, while avenue frontage approximates
200 feet per block.

The land area, allocated by building is detailed below:

Building                                     Plot Area (sq. ft.)
- --------                                     -------------------
GE Building, NBC Studio, GE West                  109,450
La Maison Francaise, Sunken Plaza
British Empire Building                            63,260
One Rockefeller Plaza                              20,590
International Building                             63,260
Associated Press Building                          37,650
Paramount Publishing Building                      47,720
1270 Avenue of the Americas                        71,790*
Ten Rockefeller Plaza                              61,730
600 Fifth Avenue                                   26,510
Private Street                                     36,120
                                                  -------

TOTAL:                                            538,080 sq. ft.
                                                    12.4 acres

SOURCE:   Rockefeller Center Management Corporation

NOTE:     *Includes land area of Radio City Music Hall.

IMPROVEMENTS:

     The portion of Rockefeller Center which we have appraised includes twelve buildings which were constructed from 1932 to 1955. They contain a total gross building area of just over 7,300,000 square feet and a rentable area of almost 6,200,000 square feet. Since our last report, there have been some minor changes in the rentable area measurements.

     The original Center was designed by the architectural firms of Reinhard & Hofmeister, Corbett, Harrison & MacMurray and Hood, Godley & Fouilhoux. The post World War II buildings, namely 600 Fifth Avenue and the Paramount Publishing addition, were designed to complement the existing architectural style.

     A summary of the buildings included in this report is provided below:


                                                                                    Height      Gross        Rentable
                                                             Year      Building       in        Area(1)      Area(1)
Address                          Name                        Built      Number      Stories     (Sq.Ft.)     (Sq.Ft.)
- -------                          ----                        -----     --------     -------     --------     --------
30 Rockefeller Plaza             GE/GE West                  1933      1/9          69          2,724,055    2,025,968
610 Fifth Avenue                 La Maison Francaise         1933       2            9            135,447      104,813
620 Fifth Avenue                 British Empire              1933       3            9            135,526      102,673
1 Rockefeller Plaza                  ----                    1937       5           35            547,654      471,523
630 Fifth Avenue                 International               1935       6           39          1,270,928    1,030,229
50 Rockefeller Plaza             Associated Press            1938       7           15            513,110      400,277
1230 Ave. of the Americas        Paramount Publishing        1940/55    8/14       21            713,664      600,470
30 Rockefeller Plaza             NBC Studio                  1933      99           10             (2)         384,592
1270 Ave. of the Americas            ----                    1932      10           31            460,911      388,826
10 Rockefeller Plaza                 ----                    1939      11           17            398,199      291,519
600 Fifth Avenue                     ----                    1950      17           30            373,877      355,296
1260 Ave. of Americas            Radio City Music Hall       1932      18           10             (3)           (3)
Miscellaneous Retail (4)                                                                           N/A          28,591
                                                                                                ---------    ---------
                                                                                    Total       7,300,371    6,184,777



Notes:
- -----

(1) Includes office, retail & storage.
(2) Included within the gross area for the GE Building.
(3) 6,200 seats.  Income & expenses for Music Hall not reflected in this report.
(4) Includes Sunken Plaza, Subway concourse, Hurley's & Lindy's Restaurants.


     Detailed descriptions of the individual buildings were provided in our December, 1986 report, which we completed under the company name of James Felt realty Services.

     In connection with this assignment we conducted a physical inspection of the premises on October 18, 1993. The main purpose of the inspection was to observe the progress of the massive capital improvement program which was instituted in 1985. As of 12/31/93, approximately $302 million of the planned capital improvement program, which is now expected to total more than $345 million, has been invested in the Complex.

     The improvements we observed were both mechanical and cosmetic. One of the most impressive of the Center's capital improvements is the Global Control Center which centralizes the control and maintenance of all mechanical systems including elevators. This high technology control center is unique in New York City to Rockefeller Center and enables the Center's Management to anticipate and prevent many potential problems as well as correct malfunctions which do occur in a timely fashion. The repair and restoration work being done on the buildings' exteriors reflect Management's focus on the long term. The roof replacement and art restoration work we observed went far beyond ordinary repairs. These improvements were being performed with the utmost care, using only high quality techniques and materials. Rockefeller Center's Architecture, Planning and Construction Department has approached the restoration of the Center's art work in much the same way as a curator of a museum. Acting as conservators for the buildings and the artworks, the Department has begun to catalogue all the Center's art work and prepare a master plan for its maintenance and restoration where necessary. We are of the opinion that expenditures on these projects are sound investments and will help to insure that the Rockefeller Center buildings remain competitive well into the future.

     As previously mentioned, the National Broadcasting Company, Inc. (NBC) signed a new lease in 1988 for the extension and expansion of the space NBC occupies in the GE Building, the Studio Building and the GE West Building. As part of its long term commitment to Rockefeller Center, NBC has begun, at its own expense (except for a contribution by the landlord of up to $8,000,000 for improvements the landlord had otherwise intended to undertake itself as part of the landlord's capital improvement program), a substantial renovation of its studio and office space. NBC has also begun construction of a new 9,353 square foot state-of-the-art broadcast studio in 10 Rockefeller Plaza at the corner of 49th Street. Completion of the new studio, in which the Today Show and NOW will be filmed, is planned for the fall of 1994. This extraordinary landmark production facility will have its windows literally open to the streets of New York. At a cost of $13 million to NBC (with an additional $1.1 million in landlord's contribution), this further indicates NBC's commitment to Rockefeller Center.

     The balance of Rockefeller Center, which is not necessarily owned by Rockefeller Group, Inc. and was not included in this report, consists of the Warner Communications Building (1947), Time & Life Building (1959), 1251 Avenue of the Americas (1971), McGraw-Hill Building (1972) and 1211 Avenue of the Americas (1973).

     In addition to the aforementioned, the Center includes a number of specialized improvements, namely:

     1. The Sunken Plaza that features an ice skating rink in winter months and an outdoor cafe in summer.

     2. Channel Gardens which are periodically redesigned to reflect the changing seasons.

     3.   Interconnecting Below-Grade Retail Concourse.

     4.   Subsurface Freight Delivery System.

     Other notable features of the complex include five rooftop gardens, a five level parking garage with a 725 car capacity, the Rainbow Room and Sea Grill Restaurants, and an extensive art and sculpture collection. Radio City Music Hall and the NBC Television Studios provide a variety of entertainment alternatives.

     In April, 1985 the New York City Landmarks Preservation Commission granted landmark status to the original portion of Rockefeller Center. The exterior of the buildings and part of the interior of 30 Rockefeller Plaza, Radio City Music Hall and the International Building were landmarked. As a result, even minor changes to the buildings' exteriors and certain interior areas are subject to the review and approval by the Landmarks Commission.

     Overall, we continue to be of the opinion that the buildings and grounds of Rockefeller Center are in excellent condition due to the Center's intensive management, repair/restoration program and day to day level of maintenance.

                                  LOCATION MAP

                                LOCATION ANALYSIS

     Rockefeller Center occupies most of the area between Fifth Avenue and Avenue of the Americas, from 48th to 51st Street. The Center is located in the "heart" of Midtown Manhattan which is defined by 42nd and 60th Street to the south and north, and Third and Seventh Avenue to the east and west. Midtown Manhattan is known for its array of prestigious office buildings, retail establishments, hotels and restaurants, and is considered one of the prime office and retail locations in the world.

     Due to the real estate recession and credit crunch, new development in Manhattan and elsewhere has dropped off precipitously in recent years. At the present time, there are no new commercial buildings of any significance under construction in Midtown Manhattan.

     The long talked-about Times Square redevelopment project has been postponed until the office market rebounds. The project will eventually include four office towers, to be constructed between Broadway and Seventh Avenue, from 41st to 43rd Streets. The developers are Park Tower Realty and the Prudential, with various kinds of assistance from the City of New York, the New York City Economic Development Corporation, and the New York State Urban Development Corporation. Given the current conditions of the marketplace, the project has been postponed until the next century. In the interim, a plan is currently being developed which will include a rehabilitation of the existing buildings. About 153,000 sf of commercial space is to be created on four large parcels at the crossroads of Broadway and Seventh Avenue that the state assembled for the office towers. Another 112,000 sf of space would be created in nine historic theaters and adjoining buildings that the state owns between Seventh and Eighth Avenues. Finally, the plan calls for 147,000 sf of commercial space on the Eighth Avenue end of the blocks between 41st and 43rd Streets, which are still privately owned. Commercial establishments will generally be popularly-priced and will create excitement, fun, and round-the-clock entertainment.

     Recently, the Fifth Avenue Association stepped up its efforts to improve security and sanitation along Fifth Avenue's Midtown corridor. A business improvement district (BID) along the Avenue from 46th to 61st Street, with extensions along 57th Street from Madison Avenue to Avenue of the Americas, was established in early 1993. The BID is funded by an assessment of property owners based on their proportionate share of square footage. The money is being used primarily for added security, with the balance going towards maintenance and administration. Rockefeller Center is exempt from the BID since it has its own supplemental security and sanitation forces. It is expected that the BID, by providing additional security and sanitation services and helping to remove street peddlers, will serve to protect real estate values along Fifth Avenue.

     Most of Midtown Manhattan's commercial development in recent years occurred on the West Side. A lack of available development sites on the East Side coupled with zoning incentives to spur growth on the West Side made Times Square the hub of development activity in the 1980's.

     The dramatic increase in the supply of office space, which came on line along with the economic recession and credit crunch, has resulted in the most depressed office market the City has experienced, perhaps since the Great Depression. Many of the immediate area's new office buildings are still plagued by excessive vacancies. However, several of those projects which were taken over by the lending institutions have been sold to private investors since our last report. Additionally, with the recent increase in leasing activity and the lack of new construction, vacancies at some of these newer buildings are finally beginning to decline.

     Major developments which have been completed in Midtown Manhattan within the past few years include the following:

     1. 1585 Broadway - Developed by Solomon Equities, Inc., this 1.34 million square foot structure is located between 47th and 48th Streets on the west side of Broadway. The partnership owning 1585 Broadway filed for protection under Chapter 11, and the property was sold as part of a Chapter 11 plan of reorganization to Morgan Stanley Group, Inc. for $176,000,000. This translates to a purchase price of $131 per square foot. The contract was signed in August, 1993 and the sale closed in October, 1993. The building was 72% vacant at the time of sale, with the law firm of Proskauer Rose Goetz & Mendelsohn as the building's only tenant, having leased 365,851 square feet of space. Morgan Stanley intends to occupy the remaining 1 million square feet as its corporate headquarters.


     2. 1540 Broadway - Eichner Properties and VMS Development were the developers of this more than 1,000,000 square foot office building located on the east side of Broadway at 45th Street. The property, which includes 869,000 square feet of office space, a 67,000 square foot retail atrium, a 5,000 square foot street-level restaurant, a theater and 150-car parking underground garage, was taken in pre-packaged foreclosure by a consortium of lenders lead by Citibank. A deal was made with Bertelsmann AG, the privately held German media company, which acquired the property at $119,000,000. This is equivalent to $126 per square foot of office and retail space, exclusive of the theater and garage. The sale closed in December, 1992. Bertelsmann has consolidated 2,500 employees into 700,000 square feet in the building and intends to lease out the balance.

     3. The Rockefeller Group owns a vacant site on the east side of Seventh Avenue between 49th and 50th Streets. Current plans are for the construction of a 55-story office building containing 1,400,000 square feet. Development of the site, however, is conditional upon a commitment by a major tenant, which is unlikely at this time.

     4. Americas Tower, located at 1177 Avenue of the Americas, was developed by a joint venture of The New York Land Company and KG Land New York Corporation. The building is a 50-story tower containing 976,500 square feet of office space with floor sizes from 10,000 to 32,000 square feet. A dispute between the developers/partners slowed the development plan. However, KG Land exercised a purchase option and gained control of the property. We understand that ownership has been quite aggressive in trying to make lease deals, posing strong competition for other Midtown office buildings. Price Waterhouse, in July, 1992 leased 350,000 square feet including floors 10 through 14. In October, 1993 they announced an expansion of their existing lease by another 60,000 sf, bringing their total space at Americas Tower to 420,000 sf. With this announcement, Americas Tower is now more than 70% leased. Several additional lease transactions are expected to be announced shortly. Other tenants at Americas Tower include American International Group, Wausau Insurance Companies, Bank Hapoalim, and Novell, Inc.

     5. 546 Fifth Avenue, located on the northwest corner of 45th Street. Greycoat, Lynton & McAlpine constructed a 192,040 square foot office building designed for high-end users. The building was completed in late 1991 and remained vacant until it was sold. It was purchased in July, 1993 by Republic National Bank of New York for $27,500,000 which translates to a value of $143 per square foot.

     6. Axel Stawski's 30-story +- 324,000 square foot building at 565 Fifth Avenue is the most recently completed office building in Midtown. It is located at the north east corner of 46th Street, and contains 33,000 sf of retail space on the first three levels. The building provides evidence of the very recent upturn in midtown Manhattan's office leasing market. Space is currently renting in the mid-$30's range, rising by $3 to $4 psf in just six months after it opened. It should be noted however, that tenants are still receiving an average of 12 months of free rent and a tenant improvement allowance of $40 to $50 psf.

     7. The Swiss Bank Tower, located at 10 East 50th Street, was developed by The Swiss Bank Corporation and Saks Fifth Avenue. The building is a 38-story, mixed-use structure containing approximately 325,500 square feet of office space on the upper 29 floors. Swiss Bank occupies approximately 157,500 square feet in the Tower, or 48% of the total. The upper floors are leased to quality tenants. The bottom nine floors accommodate the expansion of Saks' flagship store on Fifth Avenue.

     8. 712 Fifth Avenue is a 53-story building with 457,281 square feet of office and retail space. The project was developed by Solomon Equities, Inc. and The Taubman Company, although the Taubman Company has acquired Solomon's interest. Landmarked facades of existing buildings on Fifth Avenue were incorporated in the design. Henri Bendel pre-leased the entire 85,900 square feet of the six floor retail atrium. Leasing of the office tower has been extremely slow, however as of September, 1993 the building was 65% leased, with tenants paying almost $60 psf on the upper floors. With small floor sizes, small foreign companies willing to pay top dollar for location, quality, security, and full floor identity are the primary tenants.

     9. The Takashimaya Company Ltd. of Osaka built 693 Fifth Avenue, a 20-story building between 54th and 55th Streets. The 101,000 square foot mid-block building with only 50 feet of frontage houses a specialty shop, art gallery, restaurant and offices. Of the ten office floors, four are occupied by Takashimaya as its North American headquarters. The other office floors have been rented or are being offered for lease.

     10. 1325 Avenue of the Americas, a 717,000 square foot office building located on West 53rd Street between Avenue of the Americas and Seventh Avenue, directly behind the Hilton Hotel, was developed by a joint venture of Edward J. Minskoff and A. Alfred Taubman. Hilton leased the second and third levels of the 34-story building for exhibition space and ballroom facilities. Orion Pictures had been a major tenant in the building. However, they went bankrupt in 1992 and were subsequently released from their obligations under the lease agreement. As of October, 1993 the building was 52% leased to 17 tenants.

     11. 750 Seventh Avenue, on the northeast corner of Broadway and 49th Street, is a 35-story tower containing 579,894 square feet of space. Solomon Equities Inc. developed the project which was completed in 1990. Floor sizes range from 11,750 to 26,500 square feet. The building's original tenant, a law firm, ceased its operations and defaulted on its lease. Since then, Citibank foreclosed on the property. That space was released to the law firm of Mendes & Mount, which occupies 121,692 sf of office space in the building. The accounting firm Ernst & Young has since leased 42,000 sf. As of mid-year 1993, the building was 31% leased to 3 tenants. Crains recently reported that Citibank plans to shift their focus from leasing to selling the building, and has put the property on the market.

     12. 420 Fifth Avenue, between 37th and 38th Street, was developed by The Hammerson Property Corporation. The 30-story building contains 546,750 square feet of office space with floor sizes ranging from 12,000 to 30,000 square feet. The developer was able to lease only 10% of the space in the building, with Turner Broadcasting as its only tenant. They have since increased their original lease of 60,000 sf to 115,000 sf in the building. Their original lease was signed in January, 1991 for 20 years. The rent was $34 psf for yrs 1-5, $38 for yrs 6-10, $42 for yrs 11-15, and $46 for yrs 16-20. Concessions included a $70 psf workletter and 18 months of free rent. At the end of 1991 the building was converted to a commercial condominium and a 170,000 square foot unit was sold to the Girl Scouts of the USA for its headquarters at a price equivalent to approximately $140 per square foot. In April, 1993 the Rockefeller Foundation purchased an 87,500 sf unit for $170 psf. In the third quarter of 1993, CompUSA, Inc. (a computer super-store) leased 40,000 sf on three retail levels for 15 years. We understand that only the 24th and 25th floors of the 28-story building remain vacant.

     13. The U.S. Trust Building, a 26-story, 571,199 square foot office building, is located at 114 West 47th Street between Avenue of the Americas and Seventh Avenue. The project was developed by the Durst Organization and serves as the new headquarters for U.S. Trust which occupies 345,000 square feet.

     14. Several new hotels have opened in the Time Square area joining the Mariott Marquis. They include the Holiday Inn Crown Plaza, the Ramada Renaissance Hotel, Hotel Macklowe and the Embassy Suites Hotel. Additionally, the Four Seasons Hotel is the most recently completed development on the East Side.

          The East Side's major new development, which opened for business in June, 1993 is the Four Seasons Hotel. It is located on the north side of 57th Street through to the south side of 58th Street between Madison and Park Avenues. The new hotel contains approximately 370 rooms. It was built by a consortium of Japanese investors, with the Zeckendorf Company acting as development manager.

          Holiday Inn Crowne Plaza, located at 1601 Broadway between 48th and 49th Streets, is a 46-story, mixed-use building which contains 200,533 square feet of office space, 11,000 square feet of ground-level retail, and a 770-room hotel operated by Holiday Inn. The principal developer of the project is the Zeckendorf Company. The project was completed in 1990.

          Harry Macklowe's mixed-use project Hotel Macklowe, opened in 1990. Located on West 44th and 45th Streets between Sixth Avenue and Broadway, the 52-story building includes a 100,000 square foot conference center, 638 hotel rooms, 60,000 square feet of office space, and a theater.

          On the northeast corner of Broadway and 47th Street, Silverstein Properties developed an Embassy Suites Hotel over the Palace Theater. The 450 room hotel was completed in late 1990.

     In addition to the new developments discussed above, structures of note within the vicinity of Rockefeller Center include:

     1. ST. PATRICKS CATHEDRAL: Occupies the entire block between 50th and 51st Streets, Fifth and Madison Avenues. It is the largest church in the City and includes the Archbishop's residence.

     2. MUSEUM OF MODERN ART: Located on 53rd Street between Fifth Avenue and Avenue of the Americas.

     3. THE NEW YORK HILTON HOTEL: This 2,200 room hotel is situated on the west side of Avenue of the Americas just north of the subject. It is a major center for corporate and industry functions, conferences and conventions.

     4. CITY CENTER: This theater, which houses dramatic, musical and dance productions, is located at 235 West 55th Street between Seventh Avenue and Avenue of the Americas.

     5. CARNEGIE HALL: Renovated and restored in 1986, Carnegie Hall, one of the world's most renown concert halls, is located at the southeast corner of Seventh Avenue and 57th Street.


     Rockefeller Center is easily accessible via public transportation. Subways to all parts of Manhattan as well as the other boroughs and the JFK Airport shuttle are provided at the Center. Bus routes run in all directions with multiple stops both within and in close proximity to the subject property.
Grand Central Station and Penn Station, each easily accessible by bus or subway, serve as rapid transit hubs and depots for commuter rail lines serving Connecticut, upstate New York, New Jersey and Long Island. Crosstown, at 59th Street, the Queensboro Bridge provides easy access to the New York airports.

     The financial difficulties experienced by many of the buildings discussed above are a direct result of the surge in development activity in the late 1980's which coincided with the decline in the local economy and real estate market. It is our opinion, however, that these problems actually create a benefit for solid established properties such as Rockefeller Center.

     As discussed later in this report, Rockefeller Center Management responded to the softer market in the early 1990's like other property owners, by reducing both asking and effective rent levels. As a result, tenants were able to benefit from the Center's unparalleled prime location at competitive rental rates. Furthermore, in contrast to many other office buildings, Rockefeller Center has a solid operating statement and an experienced management team which we have every reason to expect will continue in future years. While many of the newer buildings on Manhattan's West Side are in the states of flux and/or in the hands of the lenders, Rockefeller Center has experienced a great deal of success in releasing much of the space which rolls over in 1994. As a result, management has recently increased their asking rent schedule, in order to take maximum advantage of Rockefeller Center's continued desirability as a premier office location. Management's goals at Rockefeller Center have always been, and continue to be, long-term. The property's long history of management's strong proprietary interest, coupled with the capital improvement program which has modernized the facility's systems and much of its physical appearance, has provided the Center with a competitive advantage in the leasing and renewal of space during difficult times.

     As discussed in our Office Market Overview, it appears that Manhattan's office market has hit bottom, and is beginning to turn around. The sales of 1540 and 1585 Broadway to highly respected, well-known companies has served to hearten market participants. The purchasers of these buildings will be occupying them as corporate headquarters, serving as solid anchors for Manhattan's west side office market.

                                     ZONING

     Rockefeller Center is located in both a C5-3 and C5-2.5 Commercial Zone, within the Special Midtown District. The portion of the Center that fronts on Fifth Avenue is also contained within the Fifth Avenue Subdistrict.

     The Special Midtown District was established in 1982. Among the resolution's purposes was to stabilize the East Side of Midtown Manhattan and provide incentives for development to the west and south. The area east of Avenue of the Americas was zoned with a 15 base floor area ratio (FAR), while west of Avenue of the Americas the base FAR was 18. This greater FAR, coupled with other incentives, succeeded in luring new development west of Avenue of the Americas. In May of 1988, the City Planning Commission, in a further action, modified the Midtown Special District by dropping the base FAR west of Avenue of the Americas to 15, thus rescinding the earlier incentives to build to the west.

     The purpose of the Fifth Avenue Subdistrict is to protect the special retail function of Fifth Avenue. As a result, ground floor space within this district is restricted to retail uses which "reinforce" the existing Fifth Avenue retail mix. A minimum floor area of 1.0 FAR must be occupied by these uses.

     The maximum floor area ratio (FAR) at Rockefeller Center permitted "as-of-right" is 15 in the C5-3 district and 12 in the C5-2.5 district. FAR bonuses are available for subway station improvements and an urban plaza.

     We have been advised by Rockefeller Group, Inc. that when existing building density is compared to allowable floor area under present zoning regulations, the Center contains approximately 2,000,000 square feet of "unused" development rights. However, it should be noted that these "unused" development right are not included among the assets encumbered by the mortgages in favor of Rockefeller Center Properties, Inc. and therefore were not included in our estimate of market value of the property. A portion of these "unused" development rights will be transferred to the Rockefeller Group's proposed new office development on Seventh Avenue between 49th and 50th Streets, construction of which is now on hold pending the signing of a major tenant.

                    ASSESSED VALUATION AND REAL ESTATE TAXES


     Rockefeller Center is identified on the New York City tax rolls as Section 5, Block 1264, Lots 5 and 30; Block 1265, Lots 1 and 71; and Block 1266, Lot 1. The property is assessed and taxed as follows:



                                  1993/94 ASSESSED VALUE ($000)
                        -------------------------------------------------        TAX RATE
                           TRANSITIONAL                     TARGET              PER $100 OF
                        -------------------          --------------------         ASSESSED       TOTAL
                        LAND          TOTAL          LAND           TOTAL          VALUE         TAXES
                        ----          -----          ----           -----       -----------      -----
BLOCK: 1264
LOT:   5             $88,550.0    $123,790.0      $85,500.0     $112,050.0      10.724        $12,016,242
       30             22,350.0      35,185.0       21,150.0       31,050.0      10.724          3,329,802

BLOCK: 1265
LOT:   1(1)           88,201.0     140,310.2       85,758.0      125,743.3      10.724         13,484,711
       71                855.3       1,075.3          900.0        1,125.0      10.724            115,310

BLOCK: 1266(2)
LOT:   1             125,000.0     178,270.0      121,500.0      158,850.0      10.724         17,035,074
                    ----------    ----------     ----------     ----------                    -----------

TOTAL:              $324,956.3    $478,630.5     $314,808.0     $428,818.3      10.724        $45,981,139

LESS:  RCMH(3)      ($23,249.7)   ($34,874.6)    ($23,249.7)    ($34,874.6)                   ($3,739,949)
                    ----------    ----------     ----------     ----------                    -----------

TOTAL AFTER RCMH
REIMBURSEMENT
(ROUNDED):          $301,706.6   $ 443,755.9    $ 291,558.3     $393,943.7                   $42,241,190


Notes:

(1) In order to accomplish the NBC transactions, the three buildings known as the GE Building, the Studio Building and the GE West Building have been converted to condominium ownership. As part of this process, new tax lots with separate assessed values have been established for these buildings. For the purposes of this report, however, we are reflecting these separate lots as a group in Block 1265, Lot 1.

(2)  Includes Music Hall.

(3)  Radio City Music Hall (RCMH)


     Exclusive of the Music Hall, the property has a 1993/94 "transitional" assessment of $443,755,900 and a "target" assessment of $393,943,700. Applying the current tax rate of $10.724 per $100 of the lower of the two assessed valuations for each of the lots, results in a total real estate tax burden of approximately $42,241,190 for fiscal year 1993/94.

     Current State law requires the tax assessor to assign two values to each property, the "transitional" and "target" values. The "target" value, under current City policy, theoretically represents 45% of the assessor's estimate of the property's true market value.

     The "transitional" value represents an interim assessment. When a property's "target" assessment is increased State law requires that this assessment be adjusted over a five-year period, or at the rate of 20% per year, until the "transitional" and "target" assessment are equivalent. If the "target" assessment is less than the "transitional" assessment, taxes are paid based upon the lower of the two assessments.

     In the late 1980's, Manhattan experienced a tremendous rise in property values with major Manhattan office buildings commanding record setting purchase prices. In many instances, an assessment based upon 45% of the purchase price would have resulted in an onerous tax burden which could have a detrimental effect on both the real estate and the tenants in occupancy at the time of sale. Since much of an increased tax burden is passed on to tenants in the form of real estate tax escalations, a significant increase in taxes would cause a substantial increase in occupancy costs which many tenants could find prohibitive.

     As a result of the aforementioned, property owners have been successful in obtaining reductions in assessments to levels significantly below 45% of the price at which the property was purchased. This is particularly true in the last few years when the softness in the real estate market has resulted in a significant decline in effective rent levels and property values.

     The chart following this discussion compares the target assessments for recently transferred property to the actual purchase price. As the chart indicates, these target assessments now reflect anywhere from 19% to 41% of the purchase price. Recognizing that commercial real estate cannot accept a heavier tax burden under current market conditions, as a campaign promise, the current Mayor of New York City stated that he would not increase commercial real estate taxes.

     In light of the above, coupled with the fact that the current target assessment reflects an assessment which is 34% of our estimate of market value, we have assumed that following a hypothetical sale of the property, in all likelihood, Rockefeller Center would be reassessed based upon 35% of the purchase price. For the purposes of our cash flow projection, we have assumed the "new" target assessment would be phased in over a five year period. Following this phase in, we have assumed real estate taxes will increase an average of 5% per annum.

     The NBC transaction has been structured to accommodate arrangements made between the New York City Industrial Development Agency ("IDA") and NBC for certain financial assistance in connection with the project. Accordingly, the three interconnected buildings (the GE Building, the Studio Building, and the GE West Building) have been made into a condominium and the NBC-occupied areas were conveyed to IDA subject to the RCPI mortgages and the NBC lease. These areas were then leased back to the Partnerships and subleased to NBC. Upon the expiration of the period of IDA benefits, ownership of the IDA owned units will revert to the Partnerships. IDA ownership of the condominium units occupied by NBC is a technical structuring required to effectuate the transaction and, in our opinion, has no adverse impact on the appraised value.

     We understand that the arrangement with NBC makes specific provisions with respect to real estate taxes on the condominium units which formerly comprised Block 1265, Lot 1. During the time that any condominium unit is owned by IDA (that is, while it is leased to NBC), such condominium unit is exempt from real property taxes. NBC has agreed with IDA to make certain payments in lieu of real estate taxes with respect to these condominium units. In addition, the Partnerships, NBC and the City of New York have entered into an agreement relating to the real estate taxation of all the condominium units (including those not occupied by NBC). The pertinent features of this agreement are: (A) notwithstanding the establishment of any new tax lot as a result of the condominiumization, the City will assess liability among the various lots in accordance with the methodology the Partnerships and RGI have historically used to allocate taxes among the tenants and (B) any increase in assessment valuation resulting from improvements to one or more individual condominium units (that is, tax lots) will be specifically allocated to the unit or units so improved.

                             ASSESSED VALUATIONS FOR


                 SELECTED COMPETITIVE MANHATTAN OFFICE BUILDINGS




                                                                                                1993/94         ASSESSMENT
                                      YEAR          AREA        LAST                            TARGET          AS % OF
          PROPERTY                    BUILT       (SQ.FT.)      SALE        CONSIDERATION     ASSESSMENT        SALE PRICE
          --------                    -----       --------      ----        -------------     ----------        ----------
          320 Park Avenue             1961        663,643       10/92       $130,000,000      $42,750,000       33%


          99 Park Avenue              1954        480,000       12/91       $104,500,000      $43,069,320       41%


          730 Fifth Avenue            1921        288,720        4/91        $93,605,000      $24,615,000       26%
          (Crown Building)


          666 Fifth Avenue            1955      1,250,000        5/87       $520,000,000     $110,000,000       21%


          1330 Ave. of Americas       1965        420,000       10/86       $175,000,000      $33,300,000       19%


                              REGIONAL DEMOGRAPHICS


INTRODUCTION

    There are four interactive forces which affect the market value of real property: physical and environmental conditions, social trends, economic circumstances, and governmental controls and regulations. The constantly changing nature of these factors determine the supply and demand for real property which, in turn, determines its market value. This discussion will isolate and examine those economic trends in the New York City area which influence and create value in real estate. The following analysis examines key components of the New York City economy.

NEW YORK CITY:

    The City of New York is by far the nation's largest when measured by population, with 7.2 million residents. With a comparatively compact land area of 301 square miles in its five boroughs (Manhattan, Brooklyn, Queens, the Bronx, and Staten Island), the population is densely settled, at nearly 25,000 persons per square mile. While Manhattan historically has served as the hub of economic activity and real estate value, in the 1980's intensive development in the other boroughs occurred as well. However, with the advent of the recession, the 90's have seen a dramatic downturn in new development throughout Manhattan as well as the other boroughs.

POPULATION:

    The City gained an estimated 285,000 persons between 1980 and 1988 (0.5 percent per year), with 73 percent of the new residents taking occupancy in boroughs other than Manhattan. The rise in the City's population constitutes a vital shift in the pattern of net out-migration that afflicted New York during the 1970's. However, the rise in population experienced in the 80's has not continued to the same degree in the 90's.

    It has been predicted by the New York State Department of Commerce that population growth in New York City will be limited. Based on the figures below, from 1990 to 1995 the population of New York City will increase about 1.0% in total and from years 1995 to 2000 also approximately 1.0% in total.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------


                 ESTIMATES OF TOTAL POPULATION IN NEW YORK CITY,
                  BY THE NEW YORK STATE DEPARTMENT OF COMMERCE


                         YEAR        POPULATION ESTIMATES
                         ----        --------------------
                         1990            7,180,000
                         1995            7,220,000
                         2000            7,261,000


                         SOURCE:  NYS Dept. of Commerce

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------


                                  NEW YORK CITY
                        POPULATION PROJECTIONS 1990-2010


                                                                     Percent
                                                                      Change
                                                                     -------

                                                                   1990-   2000-
                        1990           2000           2010         2000    2010
                      ---------      ---------      ---------      -----   -----
New York City         7,438,500      7,777,900      7,915,500      1.6%    1.7%
Bronx County          1,178,300      1,180,000      1,191,800      0.1%    1.0%
Queens County         1,971,600      2,051,200      2,092,400      4.0%    2.0%
Kings County          2,374,700      2,519,300      2,557,200      6.1%    1.5%
MANHATTAN             1,509,400      1,570,400      1,594,000      4.0%    1.5%
Staten Island           404,500        457,000        480,100     13.0%    5.0%


                   SOURCE: The New York City Transit Authority

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

    According to the New York Transit Authority, New York City as a whole, will continue its rise in population through 2010. Manhattan's population is forecasted to reach 1,570,400 by 2000, and 1,594,000 by 2010. These forecasts are based upon the assumption of an increase in population of 2.0% for each five year period between 1990 and 2000, and an increase of 1.0% for each five year period between 2000 and 2010.


HOUSEHOLD INCOME:

    New York City has long been characterized by disproportionately large groups at the lowest and highest ends of the income spectrum. Although this economic pattern continues, the City's 12-year economic expansion saw an increase in the number of households earning between $25,000 and $75,000 per annum. Minorities' access to middle-class employment opportunities appeared to have decidedly improved. However, since the recession began in late 1989, many of these people have lost their jobs. According to the Port Authority of New York and New Jersey, there have been job losses totalling 660,000 or 8% of the New York Metropolitan area's work force during the past three years from 1990 through 1992. By the end of 1993, another 67,000 job losses are expected to occur in the region.


OVERALL EMPLOYMENT TRENDS AND ECONOMIC CONDITIONS

    The Regional Commissioner of the Bureau of Labor Statistics indicated that the region's job declines surpassed three-quarters of a million since the February, 1989 employment peak, wiping out nearly 70 percent of the growth during the 1980's. Further, the New York metropolitan region lost 101,000 jobs in the first six months of 1992. The pace of loss for this period is less than the 233,000 job decline in the first half of 1991, the most severe half-year loss in the current recession. Job loss slowed even more in 1993, and it is expected that the region will gain jobs in 1994. Job gains are to be driven by a resurgent Wall Street, a revived service sector, and an accelerating national recovery.

    Clearly, the economy has begun to improve, with job losses declining both regionally and nationally, as indicated in the following chart. However, unemployment in New York City remains significantly above the national average. Unemployment for the New York region, as it compares to the Country as a whole, is detailed in the following chart.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------


                    PERCENTAGE OF THE LABOR FORCE UNEMPLOYED


                               1991          1992           1993
                               ----          ----           ----
    NEW YORK CITY              8.6%          10.8%          10.5%

    NEW YORK STATE             7.2%           8.5%           7.6%

    NEW JERSEY                 6.6%           8.4%           7.1%

    UNITED STATES              6.7%           7.4%           6.4%


Source:  Bureau of Labor Statistics

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------


    Seldom has a region of America undergone such a profound economic transformation as the New York region. In one generation, the region's economy has moved from one fueled by factory production to one dominated by banking and finance, law and accounting, publishing and entertainment, advertising, insurance, telecommunications and advanced research in fields like pharmaceuticals and biotechnology. As a result, economists and business people generally agree that this region will benefit far more from the recently passed North American Free Trade Agreement (NAFTA) than its will be hurt by losing low-wage jobs to Mexico. Banks and Wall Street securities firms will probably benefit more from the pact than any other industry. This bodes well for the region's economy in that there are only 1.8 million workers employed by manufacturers out of the region's 12.6 million total workers. In contrast, the industries that can expect a boost from the trade agreement, including banks, insurance companies, and other service businesses, employ more than 4.8 million people. For the region's auto, textile, foundry, metal, and other production workers, job losses are inescapable. However, it is expected to be terrific for New York employment, so much of which revolves around finance. A vast assortment of professional service firms, from management consulting and public relations to law and marketing, are poised to seek new business in Mexico.

    The following chart indicates the number of workers employed by manufacturing or goods production versus business services, highlighting the region's changing job market.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                 REGIONAL EMPLOYMENT (000's)- GOODS VS. SERVICES


                TOTAL EMPLOYMENT         GOODS PRODUCTION        BUSINESS SERVICES
                ----------------         ----------------        -----------------
                1988       1993          1988      1993          1988       1993
                ----       ----          ----      ----          ----       ----
New York        8,215.1    7,673.5       1,591.6   1,235.6       6,623.5    6,438.2
New Jersey      3,673.4    3,405.8         844.4     617.1       2,829.0    2,788.7
Connecticut     1,679.8    1,486.8         454.9     338.3       1,224.9    1,148.5
Total Region   13,568.3   12,566.1       2,890.9   2,191.0      10,677.4   10,375.4


________________________________________________


                     PERCENTAGE CHANGE BETWEEN 1988 AND 1993



                TOTAL EMPLOYMENT         GOODS PRODUCTION        BUSINESS SERVICES
                ----------------         ----------------        -----------------
NEW YORK             -6.6%                    -22.4%                   -2.8%
NEW JERSEY           -7.3%                    -26.9%                   -1.4%
CONNECTICUT         -11.6%                    -25.6%                   -6.2%
TOTAL REGION         -7.4%                    -24.2%                   -2.8%


- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

     Geographically the largest losses have been in New York City, which has lost 310,200 jobs since the beginning of 1990. The major toll of losses, in terms of number of jobs, has been in the manufacturing and wholesale and retail trade segments of the economy, with the largest declines in terms of percentages being in the business services segment of the economy. The loss in employment by finance industries has accounted for less than 10% of the regions overall losses.

     Job losses in New York City during 1993 are expected to total 67,000, making the fourth straight year of job losses. The Port Authority has projected that the region would continue to fare worse than the Nation as a whole, as it has for the past five years. At least 90% of the job losses in the United States have occurred in the Northeastern states and in California. The agency's projection of job losses this year would amount to slightly less than 1% of the region's total 6.97 million jobs. After three years of shrinkage, the job base has already declined by more than 660,000 or 8%, from a peak of 7.62 million workers in 1989.

     In New York City, employment losses were most severe in 1991, when 180,700 jobs were lost, compared with a loss of 58,700 jobs in 1992 and a loss of 68,000 jobs in the first 9 months of 1993. In recent months losses in banking have eased and securities industry employment has stabilized after combined losses of nearly 6,000 jobs since 1989.

     The Port Authority's chief economist said that we were in a slow and uneven recovery, that would translate into job growth beginning in 1994.

     The decline in employment has had a significant impact on income growth. A recent survey of 69 companies indicated that pay increases would average no more than 5% in 1993. Top executives will obtain increases of 4.9%. Estimated increases are slightly lower than in 1992 and somewhat less than 8 to 10% increases in earlier years. Still these increases are greater than the New York Metropolitan area inflation rate, averaging 3.2%. Industry surveys also show that many fewer companies are planning to freeze wages or cut staff than last year.

     The following table indicates employment trends in New York City and compares losses in employment by major industry (totaling approximately 75% of total non-agricultural employment). As indicated the largest losses have been in the trade and service sectors of the economy, while the only increases have been in health services employment.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------


                      NEW YORK CITY EMPLOYMENT BY INDUSTRY


                                                                      Thru 9/30
                          1989       1990       1991       1992         1993
                          ----       ----       ----       ----         ----
Trade                     630,200    608,300    565,300    547,900    534,900
F.I.R.E.                  530,600    513,600    494,400    477,200    469,700
Manufacturing             359,500    337,500    307,800    293,100    292,300
Health Services           248,900    257,200    268,400    277,400    288,600
Business Services         265,100    251,700    219,000    208,700    205,900
Eat/Drinking Places       133,100    130,400    119,800    116,900    115,200
Government                601,500    607,600    592,600    584,000    564,700

Total Nonagricultural
Employment                           3,553,100  3,372,400  3,313,700  3,245,700


(Source: U.S. Bureau of Labor Statistics)

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------



                              JOB LOSSES SINCE 1989
                      NEW YORK CITY EMPLOYMENT BY INDUSTRY


                           NUMBER OF JOBS LOST   PERCENTAGE OF JOBS
                           SINCE YR-END 1989     LOST SINCE YR-END 1989
                           -------------------   ----------------------
Trade                                 95,300                15.1%
F.I.R.E.                              60,900                11.5%
Manufacturing                         67,200                18.7%
Health Services                      +39,700               +16.0%
Business Services                     59,200                22.3%
Eat/Drinking Places                   17,900                13.5%
Government                            36,800                 6.1%
Total Nonagricultural
Employment


(Source: U.S. Bureau of Labor Statistics)

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

    The revival of the securities industry in 1991 and 1992 offers the possibility for revival in the local economy. The continual increase in stock prices, trading value, and profits has resulted in increased paychecks but limited employment growth. This was an estimate based on nine months earnings and did not include bonuses. Samuel B. Liss, an analyst for Salmon Brothers, indicated that the industry may hire 10% more workers this year; however securities firms are now growing carefully and striving to keep their expenses under control.

    It is expected that continued growth in financial industry profits and employment would eventually spill-over to other sectors of the economy. However, the continual rise in stock prices during a period of slow national economic growth is cause for concern, and we question whether these successes are sustainable.

    CRAINS NEW YORK BUSINESS estimates that New York City will gain 20,000 jobs in 1994, which will represent the first annual gain since 1988. The local economy will be aided by low inflation, large wage gains, and increasing corporate profits. But the recovery will be slow and erratic. Most economists expect New York City to gain back approximately 100,000 jobs over the next four years. While this is a significant improvement over the job losses which have occurred every year since 1989, it still reflects a gain of less than one-third of the 375,000 jobs which were lost in New York City since the recession began.

    Despite the beginnings of an economic recovery, a similar turnaround in commercial real estate will be more difficult. Cutbacks in employment and business consolidations are expected to be permanent with businesses learning to operate in a leaner and more economical fashion. The credit crunch will make borrowing difficult, curtailing investment sales activity and new construction. However, the lack of new construction funds can help a rebound in occupancy rates by curtailing new construction, thus focusing demand on the current available supply.

    In recent years, private sector job losses created a ripple effect, which, in turn led to a major decline in real estate values in the New York metropolitan region. The national savings and loan crisis, the marked increase in real estate defaults and foreclosures, and the severe oversupply of space, accelerated this decline and resulted in severely restricted available credit. Developers and investors found it extremely difficult to finance new development or new acquisition, and even home mortgage lenders established much stricter underwriting requirements.

    In addition to the restricted availability of financing, changes in the tax laws limited new investment and development. In particular, the elimination of the capital gains deduction modified investor perspectives and contributed to the dramatic downturn in market activity.

    However, the recently passed Federal budget package stabilizes the capital gains tax rate at 28%. This, as well as several other key components of the plan are expected to render some stability and liquidity to shakey real estate markets. There are some signs that the tightening of credit may be easing. However, the overall investment climate is still very unfavorable.

    Real estate has reached the bottom of the market. The prevailing question is how long it will take for the market to reverse. In past cycles, a five year period elapsed before the market turned around and at least three years passed before it started to begin to show positive signs. Job cuts, consolidations and the large amount of new supply during this cycle should provide to lengthen the amount of time needed to begin a market rebound. Vacancy rates are still historically quite high. While vacancy rates in Midtown Manhattan have recently begun to inch downward, negative absorption of office space continues in Downtown Manhattan. Job losses are still occurring due to business consolidations, failures, and mergers.

    Demographic considerations such as population, household income and employment forecasts directly and indirectly impact forecasted office space needs. It is our opinion that New York City, although not immune to experiencing recessionary times, over the long term represents an ultimately healthy and stable office location.

    The office of the New York State Comptroller released a report in November, 1993 stating that New York City was beginning a slow recovery after a 4-year recession that cut far deeper here than elsewhere in the nation. Many of the City's economists and business leaders agree that he downward economic drift has hit bottom, and recovery is expected to accelerate next year. The report found that the City's rate of inflation, which averaged 3.1% during the first 10 months of 1993, was virtually identical to the national rate of 3.0%. Thus, the inflation premium of doing business in the City , which has discouraged business expansion for decades, has been eliminated. Among the City's best economic performers, the report said, are companies providing health care services, social services, and finance. Leading the list is the securities industry, where salaries and bonuses continue to soar, as they have for the past three years, and employment is expanding. On Wall Street, annual pay averages more than $100,000 and job ranks have expanded by 4,900 since April 1992. The prosperity has translated into increased retail sales and other economic improvement. The securities industry has been the driving force in moving the City to economic stability. Also showing improvement, according to the report, is the battered commercial real estate market, where leasing increased by 8% in the first half of 1993, vacancy rates have fallen slightly, and effective rents, which plunged since 1988, have leveled off. Expectations in 1994 are for a faster and more widespread recovery.

                    MIDTOWN MANHATTAN OFFICE MARKET ANALYSIS


    The Manhattan office market has historically been divided into three major sub-markets: Midtown, Downtown, and Midtown South. The Midtown office market is generally defined as the area between 32nd and 65th Streets, river to river. The downtown market can be broadly defined as all of Manhattan below Canal Street. The Midtown South market can be broadly defined as the area between 31st and Canal Streets, river to river. The subject property is situated within the Midtown market.

    Midtown Manhattan may be divided into four subdistricts delineated by geographical boundaries. While the whole of Midtown appeals to the marketplace, each subdistrict has its own subtleties which distinctly characterize them from one another. The subdistricts are The Plaza, Grand Central, West Side and Midtown South. The Plaza and Grand Central districts are long standing primary office locations while the West Side and Midtown South districts are newer office areas which emerged during the 1980-1987 expansion of the traditional Midtown office market. Rockefeller Center lies on the border of the Plaza and Grand Central Districts.

    Manhattan has an inventory of approximately 316 million square feet of office space. Of this total, approximately 61% of the total space is located in Class A buildings and 39% is in Class B buildings. Geographically, 189 million square feet are in Midtown, 36 million square feet are in Midtown South, and 91 million square feet are Downtown.

    Cushman & Wakefield has reported the 3rd quarter 1993 office vacancy rate for Midtown Manhattan at 15.4%, down from 16.4% in 3rd quarter of 1992. CB Commercial reported a mid-year vacancy rate of 13.4%, while Edward S. Gordon and several of the other major real estate firms in New York City have reported Midtown's vacancy rate at 15.5% to 16%. Downtown vacancy rates are listed at 23% by Cushman & Wakefield as well as Williams, while Gordon and two other major firms report a mid-year Downtown vacancy rate of 20%. While the rates differ, the trend is clear. All of these firms show a firming of the Midtown market, with vacancy rates beginning to decline. During the past year, more than 3 million square feet of office space has been absorbed in Midtown, ending several years of negative absorption. While nominal rental rates have continued to decline, concessions are beginning to tighten. Generous free rent, substantial work letters and cash contributions continue to be prevalent throughout Manhattan, however, the total dollar value of this package is decreasing.

    According to Cushman & Wakefield's latest market survey, the vacancy rate and asking rents for primary office space in the various midtown districts are detailed on the following chart.

                                3RD QUARTER 1993
                        MIDTOWN MANHATTAN PRIMARY OFFICE



DISTRICT                    VACANCY             ASKING
                             RATE              RENT (PSF)
PLAZA                        16.1%               $35.77

MIDTOWN WEST                 13.3%               $30.60

GRAND CENTRAL                17.6%               $30.68

MIDTOWN SOUTH                 7.4%               $21.49

TOTAL MIDTOWN                15.4%               $32.96


Source:  Cushman & Wakefield


- --------------------------------------------------------------------------------



    Vacancy rates for office space in primary buildings are favorable compared to last year, reflecting a decline from a vacancy rate of 16.4% as of 3rd quarter 1992 to the 3rd quarter, 1993 vacancy rate of 15.4%. Average asking rents however, continue to fall, with current figures reflecting a decline of 5.4% from $34.84 as of August, 1992 to $32.96 in 1993. However, this decline in asking rents is extremely deceiving in that concession packages including improvement allowances and free rent have also declined, resulting in an increase in average net effective rents.

    Vacancy rates in Midtown Manhattan had been in the single digits from 1978 through 1988. The combination of new construction coming onto the market and the residual effects of the Wall Street crash pushed vacancy rates into the double digits beginning in 1989. The Midtown vacancy rate has shown slow but consistent improvement since the peak of 18.0% at year-end 1991.

    There is nothing currently under construction in Midtown Manhattan of any significance. The following chart lists the newest buildings to be completed in Midtown, which came on line between 1989 and 1991 (with the exception of 565 Fifth Avenue which was completed in 1992). Approximately 62% of this space has been leased, with 38% remaining to be leased. This indicates a significant improvement over last year.

                                MIDTOWN MANHATTAN
                        SPACE AVAILABLE IN NEW BUILDINGS
                                   AUGUST 1993


    NEW BUILDINGS                       TOTAL OFFICE             AVAILABLE
    MIDTOWN MANHATTAN                   SPACE (SF)               SPACE (SF)
    -----------------                   ------------             ----------
    1177 Avenue of the Americas           976,500                333,000
    1325 Avenue of the Americas           716,700                266,800
    1540 Broadway                         868,900                130,600
    1585 Broadway                       1,319,600                890,300
    1755 Broadway                         214,400                 61,700
    1601 Broadway (Crowne Plaza)          200,500                196,300
    546 Fifth Avenue                      177,700                157,400
    565 Fifth Avenue                      293,800                194,600
    712 Fifth Avenue                      457,300                166,500
    450 Lexington Avenue                  825,000                 48,200
    750 Lexington Avenue                  342,900                 26,800
    650 Madison Avenue                    520,000                220,500
    750 Seventh Avenue                    528,500                364,300
    156 West 56th Street (Cityspire)      311,100                 27,800
    152 West 57th Street (Carnegie)       535,200                 86,200
                                        ---------             ----------

    TOTAL                               8,354,300              3,152,200


Source:  Julien J. Studley

- --------------------------------------------------------------------------------

     With very little new construction projected to enter the market in the next few years, the vacancy rate is expected to decline. Additionally, the reorganization of the financial sector which is currently taking place should serve to increase future demand. Leasing activity is strong and running significantly above last year's activity. However, for net absorption to occur, new companies must be formed or attracted to Manhattan. To achieve this, the economy will have to regain its strength, much as it did after the recessionary period of the 1970's. In the early 1970's, vacancy rates were at levels similar to today and by the end of the decade most of the space was absorbed as the economy improved.

     The driving force behind the Midtown recovery is the shrinking stock of Class A office space. There has been a scarcity of large blocks of space (over 100,000 sf) for more than a year. Currently however, there as begun to be a shortage of space for medium-sized tenants as well. Within the midtown core, only 17 buildings have available Class A office space in blocks of 25,000 to 30,000 square feet, totaling 1.6 million square feet.

     Historical vacancy rates and average asking rents for Midtown Manhattan are shown as follows.

                    HISTORICAL VACANCY RATES AND ASKING RENTS
                                MIDTOWN MANHATTAN



     YEAR             VACANCY RATE            ASKING RENT
     ----             ------------            -----------
     1978                 4.5%                    NA
     1979                 2.0%                    NA
     1980                 2.7%                    NA
     1981                 4.1%                    NA
     1982                 5.0%                    $38.33
     1983                 6.2%                    $39.42
     1984                 6.0%                    $40.34
     1985                 7.3%                    $38.98
     1986                 8.5%                    $40.15
     1987                 8.6%                    $39.13
     1988                 9.8%                    $38.80
     1/89                13.3%                    NA
     6/89                14.2%                    NA
     12/89               14.8%                    $39.62
     6/90                15.1%                    NA
     12/90               16.1%                    $38.33
     6/91                17.3%                    NA
     12/91               18.0%                    $35.51
     5/92                17.9%                    NA
     8/92                17.2%                    NA
     12/92               16.8%                    $32.45
     2/93                16.3%                    $32.03
     4/93                16.2%                    $32.10


Source:  Real Estate Board of NY

- --------------------------------------------------------------------------------

     While few investors would express near-term optimism regarding the Manhattan office market, the tentative consensus is that, overall, Manhattan has hit bottom. A few recent sales have taken place (see sales comparable approach section) under unique circumstances at prices which, just a few years ago, would have been considered extraordinarily low. Yet, any activity at all is an improvement over the past few years and has served to hearten market participants. There has been some slight positive net absorption recently in midtown and a small reduction in the vacancy rate. However, despite increased gross leasing activity in the Midtown rental market, most of the activity has been driven by renewals and relocations of large-space users who are taking advantage of perceived bottom-market rents in prime buildings. Rents are still dropping in many submarkets, but less dramatically than last year. Occupancy rates are firming up in the best properties in the Plaza and Grand Central Districts. They continue to decline in less desirable buildings and in many other submarkets.

     New York's growth market appears to be in the continuing influx of foreign businesses. Jones Lang Wootten (JLW) reports that more than a dozen new foreign banks moved in to New York between 1990 and 1991, and the City is now home to
298 foreign banks.   This surpasses London as the world's leading international banking center. There are more international banks in New York than in Los Angeles, Chicago, San Francisco, Houston, and Miami combined. Besides banks, more than 1,800 companies from 63 countries have established offices in New York and its suburbs reports JLW. The market is seeing more activity from foreign-based small space users in the 1,000 to 1,500 sf range. Foreign branch offices have brought increased business not only to New York landlords, but also to other ancillary firms.

     New leasing activity has increased significantly during 1992 and 1993, over 1991 and 1990 levels, with many tenants moving to more efficient space.
However, that will not necessarily translate into taking more space. One building's good fortune can come at the expense of another building. When one adds up the costs of asbestos removal, or of bringing the infrastructure up to date, of conforming with ADA building tenant installation for incoming tenants, of providing a long rental concession, as well as marketing costs and paying taxes and operating expense for the time all these items take - and during the vacancy period until a new tenant is found - there is little profit left to balance out these costs at the low rents landlords will be forced to accept. Anything less than broad based recovery for the Country, as well as in the European and Japanese economies, may not have much of an effect on New York City. And even then, it is likely to be a very slow, painful recovery.

     According to the Studley report, as of November 1993, asking rental rates in Midtown Manhattan averaged $26.96, down .5% from one year ago. Rents in new buildings averaged $40.31 (down -4.4% from one year ago) and $25.98 in old buildings (up +1.2% from one year ago). In the subject's submarket, delineated by Studley as Westside I, the average asking rent was $34.76 as of November 1993, down 4.6% from one year ago. The average asking rent for old buildings was $33.54 (reflecting a decrease of 2.0%) and $41.99 for new buildings (reflecting a 6.2% decrease from one year ago). The Westside I submarket is defined by Studley as the area between Fifth and Seventh Avenues, 42nd to 59th Streets.

  Rents, vacancy rates, and changes in leasing volume for the 12 months ending November 30, 1993 for various submarkets are shown in the following chart.

                     AVERAGE ASKING RENTS AND VACANCY RATES
                                MIDTOWN MANHATTAN
                               AS OF NOVEMBER 1993


                                                  Asking         Vacancy      Change in
                                                  Rent           Rate         Lsg Volume
                                                  ------         -------      ----------
All of Midtown
                                 Total            $26.96         16.4%        + 5.2%
                                 Old              $25.98
                                 New              $40.31

Plaza I   (54th-61st/5th-2nd)
                                 Total            $33.69         14.4%        +26.5%
                                 Old              $33.19
                                 New              $39.97

Plaza II   (50th-54th/5th-2nd)
                                 Total            $34.45         15.5%        +109.9%
                                 Old              $34.45
                                 New                   0

Grand Central I   (39th-50th/5th-2nd)
                                 Total            $32.17         17.1%        +36.9%
                                 Old              $31.98
                                 New              $41.23

Grand Central II   (30th-39th/5th-2nd + UN area)
                                 Total            $23.51         12.0%        +  8.8%
                                 Old              $23.51
                                 New                   0

Westside I   (42nd-CPS/5th-7th)
SUBJECT'S SUBMARKET              Total            $34.76         13.7%        - 40.1%
                                 Old              $33.54
                                 New              $41.99

Westside II   (rest of Westside above 30th)
                                 Total            $24.08         18.4%        + 28.8%
                                 Old              $21.72
                                 New              $39.09

Thircan   (30th-Canal)
                                 Total            $14.34         18.9%        -  17.2%
                                 Old              $14.34
                                 New                   0



Source: Julien J. Studley

- --------------------------------------------------------------------------------

     While asking rents have declined modestly this year, they have actually increased for quality space of 50,000 square feet or more. This is due to the dearth of large contiguous space which is available for large space users. A great deal of space has been absorbed (indicated by increases in leasing volume), causing vacancy rates to decline. As vacant space continues to be absorbed, there will be an eventual tightening of the market, leading to a stabilizing and eventual increase in rents.

     As the previous chart indicates, leasing activity has increased significantly this year. During the first ten months of 1993, the volume of leasing activity increased by 5.2% in Midtown Manhattan, over the first ten months of 1992. The biggest increase occurred in the Plaza II district, from 50th to 54th Streets between 5th and 2nd Avenues. The only decreases occurred in the Thircan and Westside I submarkets. The decrease in leasing activity for the Thircan market is due to the fall in rents in other areas, allowing more firms to "trade up" to more desirable areas. The Westside I market has one of the lowest vacancy rates, indicating that the reason for the fall in volume is due to the smaller amount of available space.

     Considering the dearth of new construction and the improved leasing activity, as well as the general improvement in the National economy, the office market is expected to regain its health as the decade moves forward. The Port Authority's chief economist said that we were in a slow and uneven recovery, that will translate into job growth in 1994.

     The Port Authority of New York and New Jersey estimates that the region will lose another 67,000 jobs in 1993. This will make the fourth straight year of job losses. The Port Authority also projected that the region would continue to fare worse than the Nation as a whole, as it has for the past five years. After three years of shrinkage, the job base has already declined by more than 660,000 or 8%, from a peak of 7.62 million workers in 1989. A real recovery in the Manhattan office market will not occur until there is real job growth. Economists believe that New York City will gain approximately 20,000 jobs in 1994 and 100,000 jobs during the next four year period.

     Peter F. Korpacz & Associates, Inc. conduct a survey of equity investors in investment-grade properties on a quarterly basis. As a group, the survey participants collectively own, control, or acted as agent in 1991 transactions of investment-grade real property assets with a total value in excess of $150 billion. The minimum equity investment of the participants is from $5 million to $50 million. Investors who participated in a 1993 Korpacz Real Estate Investor Survey cautiously anticipate more sales in Manhattan next year. Owners and investors are looking for a revived economy to fuel business growth and office space demand. They expect service industries, attracted primarily by lower rents, to lead the real estate recovery. The level of this demand is uncertain, but it is not likely to be as strong as in earlier economic recoveries.

     While lower market rents have made Manhattan more competitive with the surrounding suburbs, occupancy costs are still high. One positive note is that in recent rounds of annual reassessments, the assessed value of many office buildings were lowered. Thus, the local government is becoming more realistic in recognizing that real estate values have decreased significantly. However, much of the City's revenue comes from real estate taxes. As a result, there will be fewer funds available to combat the negative influences of profound social problems. Thus, positive changes are necessary to solve the City's structural problems and to improve the quality of life.

     Although over 50 years old, Rockefeller Center continues to be considered one of the City's premier office addresses. The Center enjoys a prime Midtown location and an exceptional design, neither of which can be duplicated in new construction. As a result of its significant ongoing capital improvement program, the quality of office space at Rockefeller Center continues to rival any of the new commercial developments. Furthermore, the 1988 NBC agreement virtually assures that this prestigious and financially sound corporation will remain as an "anchor" in the Rockefeller Center complex. The Center's desirability is evidenced by its 94% occupancy rate, which is significantly better than Midtown Manhattan's as a whole. Rockefeller Center is considered one of the major strongholds of the Manhattan office market and is expected to remain such well into the future.

                    MIDTOWN MANHATTAN RETAIL MARKET OVERVIEW


     Retail leasing activity in Manhattan has increased sharply during the past 12 months, indicating that Manhattan's retail market has finally recaptured its vitality. During the past few months, major retailers have entered the New York market, many stores have expanded, and there is activity in almost every prime retail sector of the market. According to New Spectrum Realty Services, the number of available stores decreased by 12%, from 2,134 stores available at this time last year to 1,881 stores currently available. In addition, the available square footage dropped by 21.5%, from 5.974 million square feet in mid-1992 to
4.692 square feet available in mid-1993.

     Several forces have combined to improve Manhattan's retail leasing market. First, rents have fallen to levels that retailers perceive as realistic. According to New Spectrum, taking rents have fallen by 30% over the past year. As numerous tenants sign leases, New York City's tremendous backlog of store
space is finally starting to be absorbed.   In addition, the decline in shopping
center construction has contributed to a new era in New York's retail market. For the first time, tenants which in the past had been found only in shopping centers, are now leasing major blocks of space in New York City and other urban centers. These include K-Mart, Staples, Bed, Bath & Beyond, and Filene's Basement. And many other tenants are expanding dramatically, including Barnes & Noble which has already opened one of its several new super stores, Western Publications which is bringing a new toy store to Rockefeller Center, Hermans which is opening a large store on 57th Street and Sixth Avenue, Cosmetics Plus, Labels for Less, Record Explosion, Today's Man, Bruno Magli, The Sports Authority and Hallmark Cards to name just a few.

     In some areas store space is already scarce, which will no doubt lead to a firming of rents in the not too distant future. In particular, numerous retailers have recently signed leases on Madison, Fifth, and Sixth Avenues in the 50's, and few vacancies remain. At this point, retail leasing brokers agree that the majority of Manhattan's retail market is becoming healthy once again. The momentum generated by the current influx of tenants will continue to attract new and expanding retailers. For the moment, Manhattan remains a tenant's market. However, the tide is expected to turn shortly, with increased activity expected to cause a shortage of space and send rental rates back up.

     One factor which has become evident in the more recent retail lease deals
is that lease terms have started to increase.   Longer lease terms are often of
great importance to a tenant because they allow a greater ability to plan for the future. Longer lease terms also serve to create assets for tenants. Historically, long term leases, including those written at full current market value, will seem economical in roughly six to eight years. On this basis, a twelve to twenty year lease can create a real and often disposable asset for a tenant. The asset creating effect is most significant in a soft market because assignment and subletting clauses tend to be less restrictive than they are during tighter markets. The easing of such restrictions thus often enables the tenant, rather than the landlord, to reap the benefit of an escalating market in the years to come. However, the current strategy among property owners appears to be maintaining property values in the near term, while possibly sacrificing some of the long term appreciation brought about by the natural tendency of retail rental rates to escalate over time.

     Rockefeller Center, situated across the street from Saks Fifth Avenue's flagship store, is one of the primary anchors along one of the most renown retail corridors in the world. Within a few blocks north of Rockefeller Center are such notable retailers as Cartier, Tiffany, Gucci, Bergdorf Goodman, Fendi, Christian Dior and Henri Bendel. Despite the overall softness the real estate market experienced in previous years, rental values for high profile retail locations have held quite firm. This is due in large part to foreign retailers who generally regard Fifth Avenue as one of, if not the, prominent retail corridors in the world. As previously discussed, the Japanese retailer, Takashimaya completed its construction of a 20-story 101,000 square foot building on the east side of Fifth Avenue between 54th and 55th Streets. In April, 1993 a gallery and retail shop opened on the building's first five floors. There are also plans for a restaurant on the seventh floor and food store and cafe below grade. The balance of the structure will be office space, four floors of which Takashimaya will occupy as its North American headquarters.

     A walk along the Madison and Fifth Avenue retail corridors from Rockefeller Center north to 60th Street indicates very few vacancies within this prime retail area. As of September 30, 1993, the retail portion of Rockefeller Center, which includes both above and below-grade space, had an occupancy rate of approximately 95.5%, which is a significant increase over last year's occupancy rate of 88%.

     The retail stores at Rockefeller Center and along 57th Street and the Fifth and Madison Avenue corridors attract both local clientele and the tourist trade. Situated in the heart of Midtown Manhattan, these retailers are centrally located among the City's unparalleled office population. Many of Manhattan's premier hotels and restaurants are within easy walking distance. The area is also easily accessible from the City's finest east and west side residential neighborhoods.

     Summaries of recent retail leases in the Midtown area are set forth following this discussion. In light of recent activity, we would expect that the retail space at Rockefeller Center, particularly along Fifth Avenue, will continue to command excellent rental rates. We have assumed current market rental rates for Rockefeller Center's retail component to hold firm from last year's report, projected as follows:

- --------------------------------------------------------------------------------


                         MARKET RENT ESTIMATE PER SQ.FT.

                    Fifth Avenue                            $210
                    Avenue of the Americas                  $100
                    Side Streets                            $60-$100
                    Concourse                               $ 42
                    Mezzanine                               $ 42


- --------------------------------------------------------------------------------

                                      1993 RETAIL LEASE COMPARABLES
                                      -----------------------------


                                                         PSF               1st Yr Rent
Address               Size                 Term          Rent              Excl Bsmt    Escalations      Year          Use
- -------               ----                 ----          ----              -----------  -----------      ----          ---
516 5th Avenue        3,000 sq. ft. grd    12 years      $  315,000        $105         3-5% p.s.        1993          HBA
                      1,000 sq. ft. base                                   during term

673 5th Avenue        2,000 sq. ft. grd    12 years      $  800,000 p.a.   $133         10% every        Sept          Gifts
                      2,000 sq. ft. 2nd    w/ demolition                                                 three years   1933
                      2,000 sq. ft. 3rd    clause after
                      2,000 sq. ft. base   6th

725 5th Avenue        2,000 sq. ft. grd    10 years      $1,100,000 1-3    $355         see previous     1993          High Fashion
                      2,000 sq. ft. base   with 36       $1,500,000 4-7                 column                           Clothing
                      1,100 sq. ft. 2nd    years of      $1,900,000 8-10

3 East 57th Street    4,000 sq. ft. grd    2 year        $1,500,000 p.a.   $125         None             1993          Women's High
                      2,000 sq. ft. mezz.  renewal                                                                     Fashion
                      3,000 sq. ft. 2nd
                      3,000 sq. ft. 3rd
                      2,000 sq. ft. base

135 East 57th St      2,000 sq. ft. grd    10 years      $ 200,000 p.a.    $100         10% every        1993          Gallery
                      400 sq. ft. base                                                  three years

575 Madison Ave.      7,500 sq. ft. grd    10 years      $1,500,000 p.a.   $200         8% every two     1993          Fin. Inst.
                      9,000 sq. ft. base                                                years

44 East 57th Street   2,500 sq. ft. grd    15 years      $ 600,000 p.a.    $171         10% every four   1993            Home
                      1,000 sq. ft. mezz.                                               years                          Furnishings
                      2,000 sq. ft. base



                                                1993 RETAIL LEASE COMPARABLES (Cont.)
                                                -------------------------------------

                                                        PSF                1st Yr Rent
Address               Size                 Term         Rent               Excl Bsmt    Escalations      Year          Use
- -------               ----                 ----         ----               -----------  -----------      ----          ---
665 5th Avenue        1,400 sq. ft. grd    15 years     $ 460,000 p.a.     $328         10% every        1993          Accessories
                                                                                        three years      lease pending


677 5th Avenue        1,700 sq. ft. grd    10 years     $ 493,000 p.a.     $290         12% every        1993          Shoes
                      1,250 sq. ft. base                                                three years



744 Madison Ave.      3,000 sq. ft. grd    15 years     $ 400,000 p.a.     $133         4% per annum     1993          Restaurant
                      3,000 sq. ft. base


1 East 57th Street    3,882 sq. ft. base   30 years     $3,750,000 p.a.    $144         9% every         1993          Warner Bros
                      5,247 sq. ft. grd                                                 three years                    Studio Store
                      6,464 sq. ft. 2nd flr
                      6,817 sq. ft. 3rd flr
                      6,930 sq. ft. 4th flr
                        518  5th Floor
                      ----------------
                      29,858 sq. ft. Total


                                VALUATION PREMISE


    To derive an estimate of value for Rockefeller Center, all three conventional approaches to value-the Cost, Sales Comparison and Income Approaches, were considered.

COST APPROACH

    The Cost Approach is a method by which the value of the property is derived by estimating the replacement cost of the improvements, less the estimated depreciation. The value of the land as if vacant is then added to the depreciated value of the improvements. We have not included this approach given the difficulty in accurately estimating physical, functional, and economic depreciation. Additionally, investors would not use this approach in the current market to assess an investment opportunity. As a result, we do not believe the Cost Approach is the most appropriate method of valuation in this instance.

SALES COMPARISON APPROACH

    The Sales Comparison Approach is an appraisal technique in which the market value estimate is predicated upon prices paid in actual market transactions. Recent sales of properties similar to the property under review are identified, analyzed and compared to the subject. In analyzing and comparing the sales data, adjustments are made for factors such as location, time (date of transaction), plot and building size, age and condition of buildings, etc.

    The lack of truly comparable activity, coupled with the large adjustments which must be made to those sales which did occur make accurate comparisons difficult. We have, therefore, not relied heavily on this approach to indicate a market value for the subject. We have, however, included recent sales in order to provide an indication of current market activity.

INCOME APPROACH

    The Income or Capitalization Approach is an appraisal technique used to derive a value estimate based on the anticipated net income to be generated by the property under review. The value estimate should reflect the capital amount an investor would reasonably pay to receive this net income. The capital amount, often called the capitalized value, is in effect, the sum of the anticipated annual net revenues less the discount for money received in the future. Primary emphasis has been given to this approach since this is the methodology most often utilized by investors in income-producing property.

                            SALES COMPARISON APPROACH

    The Sales Comparison Approach produces an estimate of value for real estate comparing recent sales of similar properties in the surrounding or competing area to the subject property. Inherent in this approach is the principle of substitution which states that "when a property is replaceable in the market, its value tends to be set at the cost of acquiring an equally desirable substitute property, assuming that no costly delay is encountered in making the substitution."

    By analyzing sales which qualify as arms length transactions between willing knowledgeable buyers and sellers with reasonable market exposure, we can identify price trends by which value parameters may be extracted. Comparability in physical, locational and economic characteristics is an important criteria in evaluating the sales in relation to the subject property. The basic steps involved in the application of this approach are as follows:

    1. Researching recent relevant property sales and current offerings throughout the competitive area.

    2. A selection process to focus on the properties considered most similar to the subject, and then analyzing the selected comparable properties given consideration to the time of sale and any change in economic conditions which may have occurred to the date of value. Other relevant factors of a physical, functional or location nature were also considered.

    3. Reducing the sales price to common units of comparison (i.e. price per square foot of rentable building area).

    4. Making appropriate adjustments between the comparable properties and the property appraised.

    5.    Interpreting the adjusted sales data and drawing a valid conclusion.

    In using the Sales Comparison Approach, we reviewed sales of Midtown office buildings. However, the degree of comparability to the subject for many of these buildings is quite limited. The current market conditions affecting New York City have severely decreased sales activity, particularly in the office sector. This is evidenced by the following chart, indicating the dramatic decline in market activity during the past three years.

                                OPEN MARKET SALES
                           MANHATTAN OFFICE BUILDINGS.
                           ---------------------------

          Year              Number of sales        Total consideration
          ----              ---------------        -------------------
          1982                        53           $  504,986,800
          1983                        65           $  795,057,220
          1984                        79           $  962,275,799
          1985                        72           $1,177,704,561
          1986                        77           $1,778,358,797
          1987                        59           $1,543,518,820
          1988                        37           $1,232,948,659
          1989                        42           $1,406,818,100
          1990                        33           $  574,807,050
          1991                        18           $  279,940,000
          1992                        26           $  266,879,996

    Source: Real Estate Board of New York

    Focusing on the past 3 years, we were able to uncover eight sales of significant office properties. They are discussed on the following pages. Unadjusted prices ranged from a high of $324 psf to a low of $127 psf. Adjustments need to be made for the motivations of the seller in that many of these sales involve foreclosures, which indicate liquidation value rather than market value. Liquidation values reflect significant discounts from market value. Additionally, adjustments are necessary for age and quality of construction, size, occupancy, strength of office location, strength of retail location, and income generation. The necessary adjustments are so great that the sales are, in effect, rendered incomparable. As a result, we were not able to draw a valuation conclusion from the sales set forth on the following pages. We have included them however, in order to provide an indication of current market activity.

                                     SALE 1
                                  1585 BROADWAY

LOCATION       Broadway between 47th and 48th Streets

YEAR BUILT     1990

BUYER          Morgan Stanley Group, Inc.

SALE DATE      August, 1993

SIZE           1,340,000 sf

TOTAL PRICE    $176,000,000

PRICE PER
SQ. FT.        $131

COMMENTS Purchased as part of a Chapter 11 plan of reorganization by Morgan Stanley, which will occupy 1 million square feet as their new corporate headquarters. Only tenant is Proskauer Rose Goetz & Mendelsohn, with 365,851 sf for 20 years beginning April 1, 1991. Base rent is as follows:

               Floors 17-27  39,535 sf          Below Grade Space  26,316 sf

               Years 1-10   $28.48 psf net      Years 1-5   $21.00 psf net
               Years 11-15  $37.50 psf net      Years 6-10  $24.00 psf net
               Years 16-20 $43.20 psf net Years 11-15 $27.50 psf net Years 16-20 $33.50 psf net

                                     SALE 2
                                546 FIFTH AVENUE

LOCATION       Northwest corner of 45th Street and Fifth Avenue

YEAR BUILT     1991

BUYER Northwest 5th Realty Corp., an affiliate of Republic National Bank of New York

SALE DATE      July, 1993

SIZE           192,040 square feet

TOTAL PRICE    $27,506,000

PRICE PER
SQ. FT.        $143

COMMENTS Purchased by Republic National Bank to use second floor retail space as bank branch.

               100% vacant at time of purchase.

                                     SALE 3
                                420 FIFTH AVENUE

LOCATION       Fifth Avenue between 37th and 38th Streets

YEAR BUILT     1989

BUYER          Rockefeller Foundation

SALE DATE      April, 1993

SIZE           87,500 sf

TOTAL PRICE    $14,900,000

PRICE PER
SQ. FT.        $170

COMMENTS       Office Condominium

               Buyer is a nonprofit institution which purchased five floors in the building to occupy. The foundation had been looking for a new NYC HQ for a year, due to the expiration of its current lease at 1133 Sixth Ave in April, 1994. They chose 420 Fifth Avenue because it met their criteria, including good security, a central midtown location, no threat of asbestos contamination, and condominium ownership.

                                     SALE 4
                               10 EAST 53RD STREET

LOCATION       South side of East 53rd Street between Madison and Fifth Avenues

YEAR BUILT     1972

BUYER Group of foreign investors including Italian Pension Fund and Bank Cariplo

SALE DATE      January, 1993

SIZE           370,241 sf

TOTAL PRICE    $57,900,000

PRICE PER
SQ. FT.        $156

COMMENTS At time of sale, building had an occupancy of 82%. Harper-Collins, the major tenant, has a lease through 2002. Its current rent, including escalations, is approximately $25 psf.

               1992 financials on the property are as follows:

               Effective Gross Income   $10,687,900
               Expenses                 ( 6,866,582)
                                        ------------
               NET OPERATING INC        $ 3,821,318

               We understand that the buyer plans to achieve stabilized earnings in 1995. The purchase price was based on a 9.0% capitalization rate of stabilized earnings of $5.2 million. In the buyer's analysis, it was assumed that a reduction in assessed value to 45% of the purchase price would occur within two years.

               Subsequent to the sale, Bank Cariplo leased 16,258 sf at a flat rent of $35 psf, with no concessions and no brokerage fee.

                                     SALE 5
                                  1540 BROADWAY

LOCATION       Easterly blockfront of Broadway between 45th and 46th Streets

YEAR BUILT     1990

BUYER          Bertelsman, A.G.  (German media company)

SALE DATE      December, 1992

SIZE 941,000 sf of office and retail space (plus a theater, garage, and signange)

TOTAL PRICE    $119,000,000

PRICE PSF      $126 based on office and retail (exclusive of theater, garage, and signage)

COMMENTS Building contains approximately 869,000 sf of office space, a 67,000 sf retail 5-level atrium, a 1,600 seat below grade movie theater, a 5,000 sf street level restaurant, a 150-car underground garage, and 14,000 sf of Times square signage space. Developed by Bruce Eichner. After two years of intense leasing efforts, only the movie theater, garage, signage, and a portion of the retail had been leased. Citibank foreclosed on the property in November, 1990 and sold it to the German media giant, who will occupy 600,000 and attempt to lease the balance.


               Interests purchased were a leased fee. The estimated value of the 250-year air rights lease, which permitted construction of 124,000 sf of building area, is estimated at $7,000,000, bringing the total value for the fee simple interest to $126,000,000 or $134 psf.

                                     SALE 6
                                 320 PARK AVENUE

LOCATION       Westerly blockfront of Park Avenue between 50th and 51st Streets

YEAR BUILT     1961

BUYER          Mutual of America Life Insurance

SALE DATE      October, 1992

SIZE           663,643 sf

TOTAL PRICE    $130,000,000

PRICE PER
SQ. FT.        $196

COMMENTS The building was formerly known as the ITT building, and was delivered essentially vacant. It was purchased at $17,000,000 less than the mortgage on the property owed by the bankrupt Olympia and York. Extensive capital improvements are planned, primarily in the form of asbestos removal, modernization, and replacement of the facade. The cost of these capital improvements have been budgeted at $70,000,000. This brings the total cost of the acquisition up to $200,000,000 or $301 psf.

                                     SALE 7
                                420 FIFTH AVENUE

LOCATION       Fifth Avenue between 37th and 38th Streets

YEAR BUILT     1989

BUYER          Girl Scouts

SALE DATE      December, 1991

SIZE           174,800 sf (including 3,800 sf of grade)

TOTAL PRICE    $24,000,000

PRICE PER
SQ. FT.        $137

COMMENTS Office Condominium Buyer is a nonprofit organization which purchased floors 9 through 17 to occupy. Prior to this sale, the developer has been able to lease only 10% of the space in the building, with Turner Broadcasting as its only tenant. They have since increased their original lease of 60,000 sf to 115,000 sf in the building. Their original lease was signed in January, 1991 for 20 years. The rent was $34 psf for yrs 1-5,$38 for yrs 6-10, $42 for yrs 11-15, and $46 for yrs 16-20.
               Concessions included a $70 psf workletter and 18 months of free rent.

                                     SALE 8
                                 99 PARK AVENUE

LOCATION       East side of Park Avenue between 39th and 40th Streets


YEAR BUILT     1954


BUYER          Eastgate


SALE DATE      December, 1991


SIZE           480,000 sf


TOTAL PRICE    $104,500,000


PRICE PER
SQ. FT.        $218

                                     SALE 9
                               THE CROWN BUILDING
                                730 FIFTH AVENUE

LOCATION       Northwest corner of Fifth Avenue and West 57th Street


YEAR BUILT     1921


BUYER          Lexington Bldg Co


SALE DATE      April, 1991


SIZE           288,720 sf


TOTAL PRICE    $93,605,000


PRICE PER
SQ. FT.        $324

COMMENTS This is a 26-story office building which was sold at auction after foreclosure. A large portion of its value can be attributable to its retail space which is arguably one of the world's most valuable retail corners.

    Due to the limited number of recent office building sales, coupled with their lack of true comparability in terms of the motivations of the parties involved and the fact that there were no actual sales involving stabilized multi-tenanted office buildings, it is virtually impossible to derive an
estimate of value for the property based on this approach.   However, we were
mindful of recent market activity in the determination of our final estimate of value.

    One factor regarding recent sales activity which is quite apparent is the domination of purchasers buying office building properties for their own use, rather than the pure investor as purchaser we saw in the 1980's. Even in the case of 10 East 53rd Street, an important factor in the deal was Bank Cariplo's ability to take a block of space in the building for its own use. Our analysis of Rockefeller Center has always considered the entire complex as a whole. However, if one was to analyze each building individually, some, like 30 Rockefeller Plaza would be worth considerably more on a per square foot basis than our overall valuation of $186 per square foot, while some of the smaller buildings may be worth less on the basis of their current multi-tenanted occupancy. Given current market trends, if the complex was offered for sale on the open market, a higher price might be achieved by "dividing" the complex and targeting some of the smaller buildings towards owner occupants. Although possession would take some time given current lease expirations, given the property's superb Midtown location and awareness throughout the world, in our opinion, there would be great deal of interest among foreign entities looking to acquire Midtown locations for their own use. This group has continued to be a strong market force in recent years, despite the overall softness in the investor market. In addition to the benefits of owning and controlling their own space, and obtaining building identity, most owner users do not need to rely on conventional bank financing. As a result, this market segment is not impacted by the dearth of available financing for multi-tenant office properties and can continue to pay comparatively premium prices for properties which meet their specific needs.

                         INCOME CAPITALIZATION APPROACH

    The Income Capitalization Approach is an appraisal technique used to derive a value estimate based on the anticipated net income generated by the property under review. The value estimate should reflect the capital amount an investor would reasonably pay to receive this net income.

    We have utilized a discounted cash flow analysis in order to derive our value estimate via the Income Approach. This methodology entails the projection, on a lease-by-lease basis, of the income, expenses, and capital costs associated with operating the property.

    Institutional investors typically evaluate properties on a 10-year or a 15-year holding period basis. Since an inordinate number of leases turn over in the 11th year of the cash flow, the reversionary value would be artificially depressed if we assumed a 10-year holding period. Thus, utilizing a 15-year holding period provides a more accurate indication of market value. As a result, the cash flows before financing in each year of a 16-year projection period were estimated for 1994 through 2009. For valuation purposes we have assumed that the property is held for 15 years before resale. The gross resale value is estimated by capitalizing at an appropriate rate the net operating income in the 16th year of the cash flow. The cash flows plus the reversion are then discounted on an annual basis to a present value using a pre-tax market rate of return.

    The vast majority of the property's rentable area is subject to long-term leases that terminate in 1994 and beyond, with much of this space at below market rental rates. Due to the large amount of space which is expected to be released at market rental rates in 1994, as well as the leasing expenditures expected to occur in 1994, we expect a significant increase in the value of the subject property next year and beyond.

    Using the discounted cash flow analysis, the market value estimate for the Center as of December 31, 1993, before financing but encumbered by the Dutch Reformed Church ground lease and the New York City Transit Authority concourse lease, is approximately:

                  ONE BILLION ONE HUNDRED FIFTY MILLION DOLLARS

                                ($1,150,000,000)

    This value equates to +- $186 per square foot of total rentable area of 6,184,777 square feet.

    Referring to the projected Statement of Operating Income and Cash Flow, the details of this valuation are:

    15-YEAR PROJECTION PERIOD BEGINNING JANUARY 1, 1994:
    ---------------------------------------------------


    Present Value @ 10.0% Return
    ----------------------------

    Operating Cash Flow for 1/94 - 12/2008      $ 595,880,085
    Plus: Reversionary Value @ 12/2008            547,849,947
                                                --------------
    Present Value                               $1,143,730,032


    Present Value @ 9.5% Return
    ---------------------------

    Operating Cash Flow for 1/94 - 12/2008      $ 620,578,202
    Plus: Reversionary Value @ 12/2008            586,597,372
                                                --------------
    Present Value                               $1,207,175,574


    where

    Reversionary Value (12/2008)
    ----------------------------

    Gross Resale Value @ 7.5% Cap. Rate        $2,311,621,400
    Less: Selling Expense @ 1.0% Rate             (23,116,214)
                                               ---------------

    Reversionary Value                          $2,288,505,186


    The projected statement of Operating Income and Cash Flow and a Lease Expiration Schedule follow. The rent roll and computer lease abstracts are in our files and are available for review.

    Note, in our discounted cash flow analysis, we utilized a real estate model developed under the supervision of Cushman & Wakefield, Inc. using proprietary microcomputer software developed by The Realtech Group. Results were generated by the model based on our market, economic, leasing and other real estate assumptions. Our assumptions as well as tenant lease data current through September 30, 1993 were entered into the model by the above two firms.

                        ROCKEFELLER CENTER PROPERTIES
                                TOTAL FOR ALL
                                  BUILDINGS

                             CASH FLOW PRO FORMA

                                  ----      ----      ----      ----      ----      ----      ----      ----      ----      ----
                                  1994      1995      1996      1997      1998      1999      2000      2001      2002      2003
                                  ----      ----      ----      ----      ----      ----      ----      ----      ----      ----

INCOME:
  OFFICE SPACE                  127,108   152,465   162,492   168,804   183,610   188,766   197,567   205,371   206,736   208,682
  RETAIL SPACE                   25,769    30,606    31,297    31,455    32,046    32,810    35,013    36,374    37,993    38,291
  STORAGE SPACE                   5,064     3,525     3,561     3,573     3,636     3,818     4,124     4,376     4,458     4,506
  MISC. SPACE                     2,766     2,771     2,767     2,769     2,770     2,773     2,775     2,777     2,915     3,059
                                -------   -------   -------   -------   -------   -------   -------   -------   -------   -------
  MINIMUM BASE RENTAL INC.      160,707   189,367   200,117   206,591   222,063   228,166   239,479   248,898   252,102   254,538
  CPI RENTAL ESCALATION             462       516       611       806       957     1,241     1,497     1,875     2,514     3,154
  OVERAGE                         3,251     3,461     3,720     4,004     4,280     4,569     4,234     4,500     4,643     4,970
                                -------   -------   -------   -------   -------   -------   -------   -------   -------   -------
BASE RENTAL INCOME              164,259   193,177   204,277   211,224   227,119   233,789   245,014   255,058   259,044   262,446

  PROPERTY TAX INCOME            15,303     7,177     8,883    11,131    12,976    14,538    15,494    14,768    17,165    19,670
  OPERATING EXPENSE INCOME       35,377    22,492    26,265    33,029    44,470    48,523    51,694    52,379    58,011    63,842
                                -------   -------   -------   -------   -------   -------   -------   -------   -------   -------
GROSS RENTAL INCOME             214,939   222,846   239,425   255,384   284,564   296,850   312,202   322,204   334,220   345,958

  LESS:  VACANCY                  8,352     2,991     3,177     3,128     3,432     6,389     4,932     5,265     4,260     4,498
  LESS:  RENT CONCESSIONS        23,252    58,732     3,422     1,131     1,048     2,407     1,881     4,152     1,027       703
                                -------   -------   -------   -------   -------   -------   -------   -------   -------   -------
EFFECTIVE RENTAL INCOME         183,335   161,123   232,825   251,125   280,085   288,054   305,388   312,788   328,933   340,756

  TENANT SERVICE                  9,733    10,122    10,628    11,160    11,718    12,304    12,919    13,565    14,243    14,955
  TENANT ELECTRIC                10,717    11,146    11,703    12,288    12,903    13,548    14,225    14,936    15,683    16,467
  DISPLAY WINDOWS                   226       234       242       251       260       268       283       306       310       315
  OTHER MISCELLANEOUS INCO          658       158       166       174       182       191       201       211       222       233
                                -------   -------   -------   -------   -------   -------   -------   -------   -------   -------
EFFECTIVE GROSS INCOME          204,666   182,780   255,561   274,994   305,144   314,362   333,012   341,801   359,387   372,722
                                -------   -------   -------   -------   -------   -------   -------   -------   -------   -------
                                -------   -------   -------   -------   -------   -------   -------   -------   -------   -------

OPERATING EXPENSE:
  OPERATING & MAINTENANCE        61,243    63,693    66,877    70,221    73,732    77,419    81,290    85,354    89,622    94,103
  UTILITIES                      17,116    17,801    18,691    19,625    20,606    21,637    22,719    23,855    25,047    26,300
  INSURANCE                       1,514     1,575     1,653     1,736     1,823     1,914     2,010     2,110     2,216     2,326
  MANAGEMENT FEE                  2,635     2,740     2,877     3,021     3,172     3,331     3,498     3,672     3,856     4,049
  GENERAL & ADMINISTRATIVE        1,364     1,419     1,490     1,564     1,642     1,724     1,811     1,901     1,996     2,096
  REAL ESTATE TAXES              43,614    46,099    48,712    51,460    53,925    56,617    59,448    62,430    65,540    68,807
  GROUND LEASE                      871       882       889       894       899       925       971       979     3,536     3,544
  TENANT SERVICES                 6,170     6,417     6,738     7,075     7,428     7,800     8,190     8,599     9,029     9,481
  TENANT ELECTRIC                10,110    10,514    11,040    11,592    12,172    12,780    13,419    14,090    14,795    15,535
                                -------   -------   -------   -------   -------   -------   -------   -------   -------   -------
  TOTAL OPERATING EXPENSE       144,478   150,975   158,797   167,014   175,220   183,962   193,161   202,777   215,425   266,027
                                -------   -------   -------   -------   -------   -------   -------   -------   -------   -------
NET OPERATING INCOME             60,028    31,640    96,594   107,806   129,744   130,215   139,657   138,811   143,749   146,482
                                -------   -------   -------   -------   -------   -------   -------   -------   -------   -------
                                -------   -------   -------   -------   -------   -------   -------   -------   -------   -------

OTHER EXPENSE:
  TENANT WORK                    81,769     8,664     1,039     1,660     1,574    10,924     5,230     5,869     3,381     3,156
  LEASING COMMISSIONS            24,893     3,410     1,283       623       826     4,510     3,196     4,741     1,803     1,358
  CAPITALIZED EXPENSE            18,797    10,115    14,879    10,992    14,167    20,825    11,775    12,364    12,982    13,631
                                -------   -------   -------   -------   -------   -------   -------   -------   -------   -------
NOI BEFORE DEBT SERVICE         (65,431)    9,451    79,393    94,531   113,177    93,956   119,456   115,838   125,584   128,337
                                -------   -------   -------   -------   -------   -------   -------   -------   -------   -------
                                -------   -------   -------   -------   -------   -------   -------   -------   -------   -------

                        ROCKEFELLER CENTER PROPERTIES
                                TOTAL FOR ALL
                                  BUILDINGS

                             CASH FLOW PRO FORMA

                                  ----      ----      ----      ----      ----      ----      ----      ----      ----      ----
                                  2004      2005      2006      2007      2008      2009      2010      2011      2012      2013
                                  ----      ----      ----      ----      ----      ----      ----      ----      ----      ----

INCOME:
  OFFICE SPACE                  220,511   243,397   249,237   253,219   260,855   282,335   321,584   328,572   332,205   335,950
  RETAIL SPACE                   39,496    42,119    43,338    47,638    50,986    56,165    64,075    67,146    69,181    72,670
  STORAGE SPACE                   4,802     5,493     5,624     5,932     6,082     6,457     7,330     7,524     7,636     7,970
  MISC. SPACE                     3,211     3,364     3,531     3,706     3,890     4,087     4,292     4,505     4,728     4,963
                                -------   -------   -------   -------   -------   -------   -------   -------   -------   -------
  MINIMUM BASE RENTAL INC.      268,019   294,374   301,731   310,496   321,813   349,044   397,280   407,747   413,751   421,553
  CPI RENTAL ESCALATION           3,182     3,259     4,545     6,297     8,037     8,822     9,693    11,197    13,324    15,631
  OVERAGE                         5,235     5,290     5,603     5,949     6,333     6,724     6,942     7,249     7,676     8,176
                                -------   -------   -------   -------   -------   -------   -------   -------   -------   -------
BASE RENTAL INCOME              276,183   302,557   311,514   322,376   335,817   364,211   413,495   425,773   434,330   444,940

  PROPERTY TAX INCOME            19,896    17,420    19,828    22,530    25,018    23,795    19,030    21,321    25,083    28,796
  OPERATING EXPENSE INCOME       65,513    62,801    68,839    75,931    82,423    81,842    74,647    81,319    90,434    99,461
                                -------   -------   -------   -------   -------   -------   -------   -------   -------   -------
GROSS RENTAL INCOME             361,593   382,778   400,180   420,837   443,259   469,848   507,173   528,412   549,848   573,197

  LESS:  VACANCY                 13,717     6,347     5,070     6,358     6,666    18,078     7,921     8,053     7,414     7,783
  LESS:  RENT CONCESSIONS        12,177     4,727       988     2,641     2,219    19,270    12,008     2,472     1,916     1,738
                                -------   -------   -------   -------   -------   -------   -------   -------   -------   -------
EFFECTIVE RENTAL INCOME         335,699   371,705   394,122   411,838   434,374   432,501   487,243   517,888   540,518   563,675

  TENANT SERVICE                 15,703    16,488    17,313    18,178    19,087    20,041    21,044    22,096    23,201    24,361
  TENANT ELECTRIC                17,291    18,155    19,063    20,016    21,017    22,068    23,171    24,330    25,546    26,823
  DISPLAY WINDOWS                   358       477       487       497       508       533       586       598       611       625
  OTHER MISCELLANEOUS INCO          289       258       271       284       298       313       329       345       362       380
                                -------   -------   -------   -------   -------   -------   -------   -------   -------   -------
EFFECTIVE GROSS INCOME          369,199   407,060   431,248   450,806   475,276   475,448   532,364   565,248   590,229   615,855
                                -------   -------   -------   -------   -------   -------   -------   -------   -------   -------
                                -------   -------   -------   -------   -------   -------   -------   -------   -------   -------

OPERATING EXPENSE:
  OPERATING & MAINTENANCE        98,808   103,749   108,936   114,383   120,102   126,107   132,413   139,033   145,985   153,284
  UTILITIES                      27,615    28,995    30,445    31,967    33,566    35,244    37,006    38,857    40,799    42,839
  INSURANCE                       2,443     2,565     2,693     2,828     2,969     3,118     3,273     3,437     3,609     3,789
  MANAGEMENT FEE                  4,251     4,464     4,687     4,921     5,167     5,426     5,697     5,982     6,281     6,595
  GENERAL & ADMINISTRATIVE        2,201     2,311     2,426     2,548     2,675     2,809     2,949     3,097     3,251     3,414
  REAL ESTATE TAXES              72,183    75,973    79,774    83,749    87,922    92,318    96,959   101,791   106,864   112,190
  GROUND LEASE                    3,553     3,562     3,571     3,580     3,590     3,532     3,628     3,636     3,647     3,659
  TENANT SERVICES                 9,955    10,452    10,975    11,524    12,100    12,705    13,340    14,007    14,707    15,443
  TENANT ELECTRIC                16,311    17,127    17,983    18,882    19,826    20,818    21,859    22,952    24,099    25,304
                                -------   -------   -------   -------   -------   -------   -------   -------   -------   -------
  TOTAL OPERATING EXPENSE       237,160   248,849   261,123   274,009   287,540   301,681   316,683   332,344   348,791   366,060
                                -------   -------   -------   -------   -------   -------   -------   -------   -------   -------
NET OPERATING INCOME            131,880   157,863   169,757   176,425   187,359   173,372   215,240   232,457   240,986   249,337
                                -------   -------   -------   -------   -------   -------   -------   -------   -------   -------
                                -------   -------   -------   -------   -------   -------   -------   -------   -------   -------

OTHER EXPENSE:
  TENANT WORK                    38,692     8,945     3,412     5,424     6,624    39,401     9,826     5,247     5,690     5,945
  LEASING COMMISSIONS            21,685     5,319     1,603     3,740     4,158    30,180     5,883     5,327     3,818     2,900
  CAPITALIZED EXPENSE            14,313    15,028    15,780    16,569    17,397    18,267    19,180    20,139    21,146    22,204
                                -------   -------   -------   -------   -------   -------   -------   -------   -------   -------
NOI BEFORE DEBT SERVICE          57,190   128,570   148,963   150,692   159,180    85,524   180,351   201,744   210,331   218,288
                                -------   -------   -------   -------   -------   -------   -------   -------   -------   -------
                                -------   -------   -------   -------   -------   -------   -------   -------   -------   -------


                        ROCKEFELLER CENTER PROPERTIES
                           TOTAL FOR ALL BUILDINGS

                          TENANT EXPIRATION SUMMARY



EXPR         **BASED ON CURRENT TERM ONLY**           CUM             **BASED UPON OPTIONS EXERCISED**           CUM
YEAR     OFFICE    RETAIL    STORAGE      TOTAL      BLDG           OFFICE     RETAIL    STORAGE     TOTAL      BLDG
- ----     ------    ------    -------      -----      ----           ------     ------    ------      -----      ----

1993     36,647     3,791     1,521       41,959     0.7%            36,647     3,791     1,521      41,959     0.7%
1994  2,630,076   161,546    78,029    2,869,651    51.2%         1,443,820   140,079    63,934   1,647,833    29.4%
1995    255,854    41,398     9,774      307,026     5.5%           255,854    41,398     9,774     307,026     5.5%
1996     70,691    37,235     7,441      115,367     2.1%            70,691    37,235     7,441     115,367     2.1%
1997    101,584    18,592     3,186      123,362     2.2%           101,584    18,213     4,671     124,468     2.2%
1998    105,552     3,516     2,531      111,599     2.0%           105,552     3,516     2,531     111,599     2.0%
1999     46,008    54,945    14,174      115,127     2.1%            46,008    54,945    14,174     115,127     2.1%
2000    298,108    17,459     9,644      325,211     5.8%           298,108    17,459     9,644     325,211     5.8%
2001     26,248    12,651       477       39,376     0.7%            26,248    12,651       477      39,376     0.7%
2002     91,179    28,774     9,866      129,819     2.3%            91,179     4,277     1,149      96,605     1.7%
2003     48,092    10,133       381       58,606     1.0%            48,092    10,133       381      58,606     1.0%
2004    165,563    14,774     8,627      188,964     3.4%           165,563    14,774     8,627     188,964     3.4%
2005     54,369     8,245     3,445       66,059     1.2%            97,831     8,245     3,445     109,521     2.0%
2006     22,083     6,638       211       28,932     0.5%            22,083     6,638       211      28,932     0.5%
2007     50,941     3,693       198       54,832     1.0%            50,941    28,190     8,915      88,046     1.6%
2008    137,290    17,513     4,795      159,598     2.8%           137,290    17,513     4,795     159,598     2.8%
2009    322,634    19,830     5,372      347,836     6.2%           144,211     6,935     1,184     152,330     2.7%

2012          0    16,384     2,115       18,499     0.3%                 0    16,384     2,115      18,499     0.3%
2013          0     5,996     3,482        9,478     0.2%                 0     5,996     3,482       9,478     0.2%
2014    253,449     7,485         0      260,934     4.7%           431,872    22,057     5,485     459,414     8.2%
2015          0         0       222          222     0.0%                 0       379       222         601     0.0%

2020     93,260     3,405      1912       98,577     1.8%            93,260     3,405     1,912      98,577     1.8%

2022    137,020         0       640      137,660     2.5%                 0         0       640         640     0.0%

2032          0         0         0            0     0.0%         1,279,814    19,790    11,313   1,310,917    23.4%


     The assumptions pertaining to our analysis are detailed on the following pages.


RENTABLE AREA:

     The total area of the Center is 6,184,777 square feet based on the 1968 Real Estate Board of New York Standard Method of Floor Measurement for Office Buildings. The exhibit on the following page summarizes space use by building.

     The 80,654 square feet of miscellaneous and property management space is currently office, shop and storage space, primarily utilized in the operation and management of the property. For projection purchases, it is not considered as income producing space, and termed "non-rentable."

     Of the remaining 6,104,123 square feet of rentable area, office space comprises 5,422,247 square feet, or 89%. The NBC studio space is included in the office area. It should be noted that although the studio space is included in the office area in this summary of rentable area, individual rental rates were applied to the studio and office spaces (see National Broadcasting Company, Inc. Agreement for Extended and Expanded Occupancy of Space in Rockefeller Center in the Addendum to this report).

     Retail space accounts for 512,365 square feet, or 8% of rentable area. The space is located at the street and concourse levels. The Rainbow Room, located on the 64th through 66th floors of the GE Building, is also included in the retail space component as are the Plaza area shops.

     Storage space accounts for 169,511 square feet, or 3.0% of rentable area. It is located in the interior of office floors and at various below grade levels throughout the property.


                                                           EXHIBIT I

                                                 ROCKEFELLER CENTER PROPERTIES
                                                         ALL BUILDINGS

                                                         TOTAL AREA(1)



         BUILDING                                                                        MISC &
         --------                                                                       PROPERTY
NO.        NAME                       OFFICE     RETAIL    STORAGE         SUBTOTAL    MANAGEMENT       TOTAL
- --         ----                       ------     ------    -------         --------    ----------      ------

1     GE Building                   1,689,069   130,533    32,280         1,851,882      22,399      1,874,281
2     La Maison Francaise              71,320    26,175     5,817           103,312       1,501        104,813
3     British Building                 71,076    19,419    12,178           102,673           0        102,673
5     One Rockefeller Plaza           435,910    25,804     7,832           469,546       1,977        471,523
6     International Building          878,603   105,879    32,397         1,016,879      13,350      1,030,229
7     Associated Press Building       301,096    35,550    36,296           372,942      27,335        400,277
8/14  Paramount Publishing            538,169    40,335    13,579           592,083       8,387        600,470
9     GE West Building                151,687         0         0           151,687           0        151,687
10    1270 Avenue of the Americas     375,548     7,346     2,528           385,422       3,404        388,826
11    Ten Rockefeller Plaza           233,786    51,334     6,209           291,329         190        291,519
13    Sunken Plaza                          0    17,228         0            17,228           0         17,228
17    600 Fifth Avenue                291,391    41,399    20,395           353,185       2,111        355,296
51    Subway Concourse                      0     5,751         0             5,751           0          5,751
52    Hurley's Restaurant                   0     2,266         0             2,266           0          2,266
54    Lindy's Restaurant                    0     3,346         0             3,346           0          3,346
99    NBC Studio Building             384,592         0         0           384,592           0        384,592

TOTAL                               5,422,247   512,365   169,511         6,104,123      80,654      6,184,777

- --------------------------
    (1)   Based on 1968 Real Estate Board of New York Standard Method of Floor Measurement for Office Buildings.  Excludes Radio
          City Music Hall.


INCOME:

1.   BASE RENTAL INCOME:

     a. Minimum Base Rent
     b. CPI Escalation
     c. Percentage Rent

a.   MINIMUM BASE RENT:

     Base rent is projected by space use as discussed previously: office, retail, and storage. For current tenants, base rental income includes the base rent and contractual rent steps-up specified in existing leases. Where lease terms specify as such, sublease profits from currently sublet space, and CPI escalation income through December, 1993 are also included in base rent. Exhibit II is a schedule of Management's 4th quarter 1993 asking rental rate schedule for space in the property. Due to successful leasing activity, the asking rental rate schedule was recently adjusted upward from last year in response to the stronger economic climate.

     In arriving at our estimates of current market rental rates for office space in Rockefeller Center, we relied primarily upon actual lease transactions made in 1993 for office space within Rockefeller Center.
Exhibit III summarizes the rental income terms of several recently signed leases within Rockefeller Center.

     As previously discussed, Rockefeller Center has completed a remeasurement of each of its buildings in accordance with current industry norms. Under these guidelines, rentable area is calculated on the basis of a 25% add-on factor to useable area. Although the exact impact of the remeasurement varies by building, we understand that the remeasurement has increased the expression of overall rentable area at the Center by approximately 19%.

     As anticipated last year, new leases have been written on the basis of the remeasured square footage while renewal leases continue to reflect the 1968 remeasurements. In 1991's report we anticipated that the remeasurement would result in an overall increase in rental income. The Center's leasing experience the past two years has not supported this assumption. Thus, as in last year's analysis, we have taken a more conservative approach and assumed that the face rent for new and renewal leases is roughly equivalent on a standardized per square foot basis.


                                 EXHIBIT II
                        ROCKEFELLER CENTER PROPERTIES
                      1993 ASKING RENTAL RATE SCHEDULE


OFFICE:

BLDG                                                          BASE RENT
 NO.    BUILDING NAME                           FLOOR          (P.S.F.)
- ----    -------------                           -----         ---------

 1      GE Building                             2-12             $41
                                                14-27             42
                                                28-40             45
                                                41-52             47
                                                53-63             49

2       La Maison Francaise                      2-7              42

3       British Building                         2-7              42

5       One Rockefeller Plaza                    2-7              41
                                                 8-17             43
                                                18-26             46
                                                27-34             48

6       International Building                   2-6              41
                                                 7-12             43
                                                14-26             45
                                                27-39             47

 7      Associated Press Building                2-4              41
                                                 5-12             45
                                                13-15             47

8/14    Simon & Schuster                         2-8              41
                                                 9-21             46

 9      GE West Building                         2-11
                                                12-16

10      1270 Avenue of the Americas            Mezz-7             41
                                                 8-15             42
                                                16-23             43
                                                24-31             46

11      Ten Rockefeller Plaza                    2-4              41
                                                 5-12             43
                                                14-16             46

17      600 Fifth Avenue                         2-10             41
                                                11-27             43



                                                         EXHIBIT III
                                                1993 OFFICE LEASING ACTIVITY


                                       New (N)/
Building                        Lease  Renewal(R)                Area(1)  Term    Rent      Step-Ups             CPI
                                                                                        -------------
Number   Name                   Date   Tenant    Floor  (sq.ft.)   (Yrs) (sq.ft.)  Year    PSF     Escalation  Comments
- ------   ----                   -----  --------- -----  -------- ------- -------- ----- --------   ----------  --------
  1      30 Rockefeller Plaza   9/93        R     45     1,483     10    $48.40       5   $51.86       -      4 months free rent;
         (General Electric)                                                                                   $33.72/sq.ft. work
                                                                                                              letter.

                                6/93        R    54-56  74,730     15.5  $35.32     3.5   $37.71       -      14 months free
                                                                                                              rent; $15.85/sq.ft.
                                                                                                              work letter.
                                                                                    6.5   $40.09
                                                                                    9.5   $42.48
                                                                                   12.5   $44.87

                                5/93        R     43     3,701     15    $42.71       -        -       -      6 months free rent;
                                                                                                              $63.65/sq.ft. work
                                                                                                              letter.

                                1/93        R     45     1,181     7     $43.15       -        -       -      no free rent; no
                                                                                                              work letter.

                                10/94       R    38-40  81,409     15    $35.70       6   $40.03       -      6 months free rent;
                                                                                                              $30.75/sq.ft. work
                                                                                                              letter.
                                                                                     11   $44.36

                                10/94       R    30-37 219,372     20    $40.89       6   $44.40       -      25 months free
                                                                                                              rent; $6.50/sq.ft.
                                                                                                              work letter.
                                                                                     11   $48.26
                                                                                     16   $50.61

  2      610 Fifth Avenue       7/93        N      3     3,292     10    $37.84       3   $40.53       -      9 months free rent;
         (La Maison Francaise)                                                                                no work letter.
                                                                                      6   $43.01
                                                                                      9   $45.48

                                2/93        R     25     2,918     6     $34.00       -        -       -      5 months free rent;
                                                                                                              no work letter.

                                1/93        R      4     3,929     5.9   $44.11       -        -       -      5 months free rent;
                                                                                                              $33.35/sq.ft. work
                                                                                                              letter.


  5      One Rockefeller Plaza  9/93        R      9     3,360     5.1   $52.70       -        -       -      3 months free rent;
                                                                                                              $59.88/sq.ft. work
                                                                                                              letter.

                                7/93        R     14     2,860     10    $43.14       5   $46.73       -      9 months free rent;
                                                                                                              $53.92/sq.ft.
                                                                                                              workletter.

                                2/93        N     35     4,920     14.8  $38.61     4.8   $42.77     3.25     15 months free
                                                                                                              rent; $65.34/sq.ft.
                                                                                                              workletter.
                                                                                    9.8   $46.33
                                1/94        R     11    13,157     15    $34.00       6   $38.00       -      5.8 months free
                                                                                                              rent; $37.50/sq.ft.
                                                                                                              work letter
                                                                   11    $43.00

  7      50 Rockefeller Plaza   7/93        R      8     1,623     11.3  $36.76       3   $39.75       -      1 month free rent;
         (Associated Press)                                                                                   $30.09/sq.ft.
                                                                                                              workletter.
                                                                                      8   $42.75

                                10/94       R    3-10  138,276     10    $34.92       -        -       -      4.5 months free
                                                                                                              rent; $30.54/sq.ft.
                                                                                                              work letter.


                                                       EXHIBIT III (Con't)

                                                  1992 OFFICE LEASING ACTIVITY

                                       New (N)/
Building                        Lease  Renewal(R)                 Area(1) Term     Rent    Step-Ups             CPI
                                                                                         ------------
Number   Name                   Date   Tenant    Floor  (sq.ft.)   (Yrs) (sq.ft.)  Year   PSF      Escalation  Comments
- ------   ----                   -----  --------- -----  --------   ----- --------  ----  ------    ----------  --------
 6       630 Fifth Avenue       9/93     N       34      9,951      10   $34.63    3     $39.41        -       4 months free rent;
         (International)                                                                                       $23.88/ sq. ft.
                                                                                                               work letter;
                                                                                   6     $44.48

                                5/93     R       18      1,096      7.3  $40.00    -     -             -       no free rent;  no
                                                                                                               work letter

                                3/93     R        8      2,106       5   $35.00    -      -            -       no free rent; no
                                                                                                               work letter.

                                2/93     R       15      5,332      10   $41.73    5     $45.30        _       10 months free
                                                                                                               rent; $54/sq.ft.
                                                                                                               workletter.

                                2/93     N        7     13,622      15   $33.23  1.5     $32.50        -        8 months free rent;
                                                                                                               $22.53/sq.ft.
                                                                                                               workletter.
                                                                                   5     $35.50
                                                                                  10     $38.50



8/14     1230 Avenue of         6/93
          the Americas                   R       16     26,408      15   $25.23    1     $30.39        -       15 months free
                                                                                                               rent; no workletter
                                                                                   4     $37.25
                                                                                   8     $43.26



10       1270 Avenue of         9/93
          the Americas                   R       29      2,812      10   $40.38    5     $43.98        -       12 months free
                                                                                                               rent; $21.34/sq.ft.
                                                                                                               work letter

                                7/93     N       24      2,328      10   $40.36    5     $45.75        -       12 months free
                                                                                                               rent; $53.30/sq.ft.
                                                                                                               workletter.

                                1/93     N       27      1,884      13.7 $34.00  3.5     $38.00        -       14.5 months free
                                                                                                               rent; $54.83/sq.ft.
                                                                                                               workletter.
                                                                                 6.5     $39.00
                                                                                10.5     $45.00

11       Ten Rockefeller Plaza  10/94    N        4     34,077      15   $35.80    6     $41.77        -       20 months free
                                                                                                               rent; $20.29/sq.ft.
                                                                                                               work letter.
                                                                                  11     $48.93
                                                                                  16     $56.09

17       600 Fifth Avenue       5/93     N       22      2,575      6    $36.83    2     $39.28        -       4 months free rent;
                                                                                                               $36.83/sq.ft.
                                                                                                               workletter


(1)      All space reported on the basis of the 1968 REBNY measurement standards.

                                                               64

     In addition to the recent leasing activity at Rockefeller Center, we were also mindful of several major lease transactions which were concluded in 1993 in Midtown Manhattan office buildings which might be considered competitive with Rockefeller Center. Summaries are set forth below:


Tenant:            John Nuveen & Company
Building:          The Swiss Bank Tower
Address:           10 East 51st Street
Area:              15,000 square feet
Term:              10 years
Rent:              Yrs. 1-5  $50 psf;  Yrs 6-10  $55 psf
Free Rent:         12 months
Workletter:        $55.00 per square foot
Date Signed:       3rd Qtr 92


Tenant:            Oppenheimer Wolff & Donnelly
Building:          Citicorp Center
Address:           153 East 53rd Street
Area:              14,000
Term:              7 years
Rent:              Yrs. 1-3  $36 psf;  Yrs 4-7  $40
Free Rent:         9 months
Workletter:        $55.00 per square foot
Date Signed:       2nd Qtr 93


Tenant:            Confidential
Building:          712 Fifth Avenue
Area:              7,500 square feet
Term:              15 years
Rent:              Yrs. 1-5  $35 psf;  Yrs 6-10  $39 psf:  Yrs 11-15  $43 psf
Free Rent:         12 months
Workletter:        $45.00 per square foot
Date Signed:       2nd Qtr 93


Tenant:            Confidential
Building:          712 Fifth Avenue
Area:              10,000 square feet
Term:              15 years
Rent:              Yrs. 1-5  $46 psf;  Yrs 6-10  $50 psf:  Yrs 11-15  $54 psf
Free Rent:         12 months
Workletter:        $60.00 per square foot
Date Signed:       2nd Qtr 93

Tenant:            Becker Glynn Melamed and Muffly
Building:          299 Park Avenue
Area:              13,860 square feet
Term:              10 years
Rent:              Yrs 1-5  $36.00 psf;  Yrs 6-10  $40 psf
Free Rent:         12 months
Workletter:        $60.00 per square foot
Date Signed:       1st Qtr 93


Tenant:            Cushman & Wakefield
Building:          CBS Building
Address:           51 West 52nd Street
Area:              140,000 square feet
Term:              15 years
Rent:              Yrs 1-5  $30.00 psf;  Yrs 6-10  $33 psf;  Yrs 11-15  $35 psf
Free Rent:         12 months
Workletter:        $57.00 per square foot
Date Signed:       1st Qtr 93


Tenant:            Mastercard International
Address:           1345 Avenue of the Americas
Area:              343,133 square feet
Term:              21.5 years
Rent:              Yrs 1-5.5 $30.00 psf;  Yrs 5.5-11.5 $42.50 psf; Yrs 11.5-
                   16.5 $47.00 psf; Yrs 16.5-21.5 $51.50 psf.
Free Rent:         18 months
Workletter:        $60.00 per square foot
Date Signed:       1993


Tenant:            Confidential
Building:          Harper-Collins Building
Address:           10 East 53rd Street
Area:              8,129 square feet
Term:              10 years
Rent:              Yrs 1-5 $35.00 psf;  Yrs 6-10 $38.00 psf
Free Rent:         4 months
Workletter:        $17.00 per square foot
Date Signed:       1993

Tenant:            Capital Reinsurance
Address:           1325 Avenue of the Americas
Area:              22,693 square feet
Term:              16.3 years
Rent:              Yr 1  $0.00 psf; Yr 2-6  $34.11 psf; Yr 7-11  $37.27 psf;
                   Yrs 12-16  $41.65 psf;
Free Rent:         16 months
Workletter:        $55.00 per square foot
Date Signed:       November, 1992


Tenant:            Nozaki
Address:           1325 Avenue of the Americas
Area:              18,000 square feet
Term:              15.6 years
Rent:              Yr 1  $0.00 psf; Yr 2  $15.43 psf; Yr 3  $39.27 psf;
                   Yrs 4  $44.42 psf;  Yrs 5-6  $44.57 psf; Yr 7  $45.42
                   Yrs 8-9  $46.42;  Yr 10  $47.42;  Yrs 11-12  $48.42;
                   Yr 13   $48.92;  Yr 14  $49.42;  Yr 15  $40.63 psf
Free Rent:         16 months
Workletter:        $60.00 per square foot
Date Signed:       January, 1994


Tenant:            Kintatau
Address:           1325 Avenue of the Americas
Area:              18,760 square feet
Term:              16 years
Rent:              Yr 1  $20.00 psf; Yr 2  $32.30 psf; Yr 3  $34.30 psf;
                   Yrs 4-6  $36.30 psf; Yrs 7-11  $38.30 psf; Yrs 12-16  $41.30
                   psf
Free Rent:         12 months
Workletter:        $70.00 per square foot
Date Signed:       October, 1993

Tenant:            Bursham Securities
Address:           1325 Avenue of the Americas
Area:              22,683 square feet
Term:              5 years
Rent:              Yrs 1-5 $33.25 psf
Free Rent:         6 months
Workletter:        $50.00 per square foot
Date Signed:       June, 1993



Tenant:            Chevron Oil
Address:           1325 Avenue of the Americas
Area:              10,000 square feet
Term:              10 years
Rent:              Yr 1  $25.00 psf; Yrs 2-3  $26.00 psf; Yrs 4-5  $28.00 psf;
                   Yrs 6-7  $29.00; Yr 8  $30.00 psf; Yr. 9   $30.50; Yr 10
                   $31.00
Free Rent:         3 months
Workletter:        $8.00 per square foot
Date Signed:       January, 1994





    As the lease data indicates, midtown Manhattan office rents have stabilized and begun to increase for large blocks of contiguous space.

    In light of recent market activity as well as the quality of the real estate, for projection purposes, we have estimated 1994 market rents at Rockefeller Center as follows:

                           1994 ESTIMATED MARKET RENTS

OFFICE SPACE
- ------------

                                            Floor          Rent
                                            -----          ----
01 - GE Building                             2-12          $36
                                             1-27           37
                                            28-40           39
                                            41-52           41
                                               53+          43

02 - French & 03 - British Buildings          All           37

05 - One Rockefeller Plaza                    2-7           34
                                             8-17           36
                                            18-26           38
                                            27-34           40

06 - International Building                   2-6           34
                                             7-12           36
                                            14-26           38
                                            27-39           40

07 - Associated Press Building                2-4           34
                                             5-12           37
                                            13-15           39

08 - Simon & Schuster Building                2-8           34
                                             9-21           39

10 - 1270 Avenue of the Americas              2-7           32
                                             8-15           35
                                            16-23           37
                                            24-31           39

11 - Ten Rockefeller Plaza                    2-4           33
                                             5-12           36
                                            14-16           40

17 - 600 Fifth Avenue                        2-11           35
                                            11-27           38

99 - NBC Studio Space                        All      Per Agreement

    RETAIL SPACE
    ------------

                   LOCATION             PSF
                   --------            -----

                   5th Avenue          $210
                   6th Avenue          $100
                   Side Streets        $ 60-$100
                   Concourse           $ 42
                   Mezzanine           $ 42

    STORAGE SPACE  All                 $ 22


    It should be noted that our rental rate estimates reflect a level similar to our 1991 report. Rents were increased in buildings 5, 6, and 7 by $1 psf, and decreased in building 17 (floors 11-27) by $2 psf from last year's estimated market rents. We have assumed that rental rates will increase by 4% in 1994, increasing at an average rate of 5% per annum thereafter. Due to the fact that new construction starts have virtually come to a halt, we would anticipate that much of the current oversupply of space will be absorbed next year, resulting in a more stabilized economic climate.

    Upon expiration of leases, it has been assumed that the space will be leased at the then prevailing market rents.

    STEP-UPS IN BASE RENT

    We have further assumed that the base rent for new leases will have step-ups of 10% every five years for leases signed through 1995. Leases signed in 1996 and thereafter are assumed to have a step-up of 15% of the base rent every five years.

    GARAGE

    The garage, a five-level facility with a legal capacity of 725 stalls, is under a net operating lease to Rockefeller Center Management Corporation through December 31, 2000, with successive five-year renewal options subject to the renewal of the Management and Rental Agreement with Rockefeller Center Management Corporation in accordance with its terms. The base rent is $2,711,000.

    SUBLEASE PROFITS

    Currently, there are a number of tenants whose space has been sublet, with profits shared

DOUGLAS ELLIMAN APPRAISAL AND CONSULTING DIVISION


on the basis of ratios between 50% and 100%. Sublease profits have been projected on a lease-by-lease basis. Please note that sublease profits are only shared in instances where the tenant's lease specifies as such. We have conservatively assumed that no profits from new sublease arrangements will be generated during the projection period and that current sublease profits will terminate as leases expire.

b.  CPI ESCALATION:

    For projection purposes, CPI escalation income represents the increase in rental income from 1994 through the end of the projection period resulting from the CPI escalation provisions of existing leases (as mentioned previously, CPI escalation prior to 1994 is included in base rent).

    A review of 1993 lease transactions at the Center indicates that given the softness in the real estate market, Management has not been able to obtain the 25% CPI provision for new leases as it had in the past. As a result, for the purposes of this analysis we have assumed that no new leases will contain CPI escalations through 1995. After 1995, for spaces of less than 50,000 square feet, new leases will once again contain a 25% annual CPI escalation.

    For purposes of projecting CPI escalation income for both new and existing leases, we have assumed that the CPI for All Urban Consumers for New York, New York, Northeastern, New Jersey will increase at an average annual growth rate of 4% in 1994, and 5% thereafter.

c.  PERCENTAGE RENT:

    Most existing retail leases contain percentage rent provisions, typically in the order of 6% to 10% of sales in excess of a standard (or natural) breakpoint. Percentage rent for current tenants reflects the specific provisions of each lease.

    When existing retail leases terminate we have assumed new leases will contain percentage rent provisions specifying the same percentage rent rate and a standard breakpoint. For the approximately 68,540 square feet of currently vacant retail space, we have assumed a percentage rent rate of 7%.

    Actual retail sales were last updated in 1992. For new tenants that took occupancy in 1993 and for the vacant space, we have assumed a 1994 sales level such that the breakpoint will be achieved in the third year of the lease.

    Retail sales are projected to increase 4% in 1994 and 5% per annum thereafter. As leases terminate, sales associated with each space are assumed to continue to increase by this growth rate.

    The Rainbow Room is under an operating lease to B.E. Rock Corp. and the Sea Grill is under an operating lease to RAROC. Both lease agreements require percentage rents to be paid based on gross sales on a calendar year basis.
Sales for 1994 are projected to be approximately $18,400,000 for B.E. Rock and $18,900,000 for RAROC. In accordance with other retail sales, gross revenues at the Rainbow Room and the Sea Grill are assumed to increase by 4% in 1994 and 5% per annum during the balance of the projection period.


2.  EXPENSE ESCALATION INCOME:

    Expense escalations relate to

    a.   Operating Expenses
    b.   Real Estate Taxes


a.  OPERATING EXPENSE ESCALATION:

    Operating expense escalation provisions for existing leases are generally based on one of two calculation methods: (1) multiple of pro rata pass-through of increases in operating expenses over a base year amount paid on a calendar year basis and based on either current year expense estimates or prior year actual expenses; or (2) multiple of the increase in the porters wage rate without fringe benefits over a base year rate on a calendar year basis. The multiples for these methods are typically 1.0, 1.1 or 1.2 i.e., (1) 100% or 120% of pro rata or (2) penney for penny, 1.1. cents per cent or 1.2 cents per cent.

    For the most part, tenants pay operating expense escalations based on the actual expenses. A number of office tenants in this group have contracted for the cleaning of their own space. Generally, retail and storage tenants are not subject to cleaning expenses. Retail tenants are also not subject to expenses associated with elevator operations.

    We have been advised that most recently signed leases contain an operating expense escalation provision based on a 110% pass-through of expense increases. Given Management's continued ability to provide for expense escalations in new leases on this basis, we have assumed all new office, retail and storage space leases will include an operating expense escalation provision based on a 110% pass-through of the increase in the applicable operating expenses (e.g., with or without cleaning, etc.) over the base year expenses in the year of occupancy and paid currently on a calendar year basis.

    Pursuant to agreement, porters' wages are set at $14.29 per hour for 1994. We have assumed that the porters' wage rate will increase 4% in 1994, and 5% per annum thereafter.

b.  REAL ESTATE TAX ESCALATION:

    Real Estate Tax escalation provisions for existing leases are generally based on a 100% pro rata pass-through of increases in real estate taxes over a base year amount paid currently on a calendar year basis and include legal fees in connection with certiorari proceedings. We have assumed the real estate tax escalation provision included in new leases will be of this form with the base year amount equal to the taxes in the year of occupancy.

    Note, certain existing leases contain an expense base that includes both operating expenses and real estate taxes. For projection purposes, real estate tax escalation for these tenants is included in operating expense escalation.


3.  OTHER INCOME:

    Other income is derived from several sources:

    a.   Tenant Electricity
    b.   Tenant Sales
    c.   Display Windows


a.  TENANT ELECTRICITY:

    Tenants currently pay for tenant electricity on either a submetered basis, or on a rent inclusion basis -- essentially in the Simon & Schuster Building and 600 Fifth Avenue. Submetered tenants are typically billed at either 103% of the wholesale rate or at the retail rate.

    We have assumed that space currently subject to the electric rent inclusion method will continue to be billed in this manner throughout the projection period. The Operating Income and Cash Flow Statement reflects gross electric income and expenses. Tenant electric income for existing tenants is projected by increasing 1993 charges at an average annual growth rate of 5%, assuming electric usage will remain relatively constant. As existing leases terminate, we have assumed new leases will contain an electric rent inclusion share equivalent to the charge Management is currently incorporating in new leases, increased to the year of occupancy at 4% for 1994 and 5% per annum for the balance of the projection period.

    For the remainder of the rentable area billed on a submetered basis, we have assumed all new leases will include a tenant electricity charge based on 103% of the wholesale rate. The 1994 budget projects gross revenues from tenant electric of $10,717,000 and tenant electric expenses of $10,110,000, for a 1994 profit of $607,000, which we have assumed will increase 4% in 1994 and an average of 5% per annum thereafter.

b.  TENANT SERVICES:

    Tenant services profits are derived from the sales of services and are comprised mostly of after hours air-conditioning and refrigeration charges. Also included are utilities to restaurants; labor, such as carpenters, locksmiths and porters; some cleaning; and after hours elevator service. Net income from tenant services budgeted for 1994 is $3,563,000.

    For the balance of the projection period we have assumed this income will increase at an average growth rate of 4% in 1994 and 5% per annum thereafter.

c.  DISPLAY WINDOW INCOME:

    Display window income for 1994 is projected at $226,000. Included in this figure is income generated from the leasing of display windows situated at various concourse, mezzanine and street locations throughout the property.


4.  VACANCY, CREDIT LOSS AND RENT CONCESSIONS:

    For projection purposes, a reduction from gross potential income results from the rental loss associated with:

    a.   Initially Vacant Space
    b.   Vacancy Between New Tenancies and Unscheduled Vacancy and Credit Loss
    c.   Rent Concessions

a.  INITIALLY VACANT SPACE:

    As of September 30, 1993 there was 362,375 square feet of vacant space. The following chart summarizes the vacant area by space use category.


                   Space Use           Vacant Area
                   ---------           -----------

                   Office              329,919
                   Retail               23,257
                   Storage               9,199

                   Total               362,375


    We have assumed this space will be leased over the next 3 month period in accordance with our leasing assumptions regarding vacancy between new tenancies as set forth below.

b.  VACANCY BETWEEN NEW TENANCIES AND UNSCHEDULED VACANCY AND CREDIT LOSS:

    Due to the significant amount of turnover occurring in 1994, we have assumed that there is a 12-month downtime between new leases for all expirations occurring in 1994. Thereafter, our leasing assumptions provide for an average 3-month vacancy between new tenancies. In addition to anticipated vacancies between tenancies, a general vacancy and credit loss of 1% has been applied to reflect losses from unscheduled vacancy and from bad debts, which are typically associated with the operation of large, multi-tenant office buildings. Despite the problems in the local economy, the 1% allowance is consistent with the Center's collection experience over the past few years.

c.  RENT CONCESSIONS:

    Rent concessions are typically used to abate rent during the initial months of a lease while tenant improvements are in progress, or in softer markets, to reduce effective rents while maintaining base rent levels. Based on current and anticipated market conditions, we have assumed a rent concession schedule for new and renewal leases that specifies for each tenant space category the number of months of free rent at the start of each lease. (Refer to the following section of Lease Assumptions).

LEASING ASSUMPTIONS:

1.  PROBABILITY OF TENANT RENEWAL:

    In general, we have assumed the probability of lease renewal by tenant category for tenants at the expiration of existing and future leases as follows:


         Tenant Space Category              Renewal Probability
         ---------------------              -------------------

         Office:   Over 50,000 sf or more             70%
                   10,000 sf to 50,000 sf             60%
                   Less than 10,000 sf                50%

         Retail:                                      50%

         Storage:  Associated with Office Lease       Same Probability
                   Otherwise                          50%


    Lease expirations in 1994 account for almost 2.9 million square feet. Of that total, approximately 65% of the space is for tenants occupying over 25,000 square feet. Given the magnitude of the 1994 rollovers, Management has been actively negotiating with many of these tenants and/or their subtenants regarding renewal of their leases. Based upon negotiations to-date, we understand renewal expectations for these tenants and/or subtenants are as follows:

- --------------------------------------------------------------------------------

                             1994 LEASE EXPIRATIONS

                                Total        Already     Expect    Expect Not
                          Expiring Sq.Ft.    Renewed     To Renew   To Renew
                          ---------------    -------     --------   ---------

     Top Ten Tenants          1,122,832     632,782      184,656    305,394
                                              (56%)        (16%)      (28%)

     Other Tenants              775,483     246,137      262,569    266,777
     (> 25,000 sq.ft.)                        (32%)        (34%)      (34%)


     Mid-Size Tenants           585,498     211,798      167,004    206,696
     (10,000-25,000 sq.ft.)                   (36%)        (29%)     (35%)

     Small Tenants              415,744     188,414      167,102     60,228
                              ---------
     (< 10,000 sq.ft.)                        (45%)        (40%)      (15%)

     Total                    2,899,557   1,279,131      781,331   839,095
                                              (44%)        (27%)      (29%)

- --------------------------------------------------------------------------------

     Among the major tenants with leases expiring in 1994 which have already renewed or committed to renew are:


               Simon & Schuster          195,506 sf
               Chadbourne & Parke        219,372 sf
               Associated Press          138,276 sf
               Donavan & Leisure          81,409 sf
               Lazard Freres & Co.       172,216 sf
               Reboul, MacMurray          68,852 sf


     Based upon this information, renewal probabilities for tenants whose leases expire in 1994 reflect a weighted average based upon the percent of tenants with a 100% renewal expectation, those with no chance of renewal and the general renewal expectations set forth above being applied to the percent of tenants who are as yet undetermined.

     Note, the probability scenarios discussed above is not applicable to tenants assumed to exercise specific lease options (refer to the following section concerning Options).


3.   LEASE TERMS:

     We have assumed the following lease terms for new leases:


     Tenant Space Category                                            Years
     ---------------------                                            -----

     Office:   Over 50,000 sf or more                                    15
               10,000 sf to 50,000                                       10
               Less than 10,000 sf                                        5

     Retail:                                                             15

     Storage:  Associated with Office
               Lease                                               Same Term
               Otherwise                                                  10

4.   MONTHS VACANT:

     We have assumed an average 12 month vacancy between new tenancies in 1994 and a 3 month vacancy thereafter, in addition to the previously discussed 1% allowance for vacancy/credit loss.


5.   RENT CONCESSIONS:

     Rent concessions are typically negotiated with tenants to partially or fully abate rent during the initial months of a lease when the construction of tenant improvements by the landlord or tenant is ongoing and, sometimes, also in lieu of a landlord work letter. In soft markets, such as the one we are now experiencing, rent concessions are frequently used as a competitive marketing tool to reduce effective rents while maintaining base rent levels. We have assumed the following schedule of rent concessions:


     New and Renewal Tenants                       Rent Concession - Months
     Tenant Space Category             1994           1995-7    Thereafter
     -----------------------           ----           ------    ----------

     Office: Over 50,000 sf or more    12               9             4
          10,000 sf to 50,000 sf        9               6             2
          Less than 10,000 sf           4               3             1

     Retail:                            4               2             2

     Storage:                          None           None          None


6.   OPTIONS:

     The following eight major tenants have lease renewal options: NBC, GE, Associated Press, Chemical Bank, Golddome Bank, Burke & Burke, Davis Hoxie Faithfull and Hapgood, and Manufacturers Hanover Trust. Associated Press has already committed to renewing its lease.

     Among the balance, except for NBC and GE, the other tenants have essentially market rate options. Therefore, for projection purposes, we have conservatively assumed that at the expiration of existing leases, the space occupied by these other tenants will be leased in accordance with the previously discussed leasing assumptions in terms of renewal probability, lease term, etc. Since the merger of Chemical Bank and Manufacturers Hanover Trust, reports indicate that there is a great deal of excess space between the two banks and that a renewal at Rockefeller Center is unlikely. The limited possibility of renewal for these tenants has been factored in to our analysis.

     NBC has three successive 10-year lease extension options (for details, see National Broadcasting Company, Inc. Agreement for Extended and Expanded Occupancy Of Space In Rockefeller Center in the Addendum to this report). The NBC extension options commence after October, 2022. We have assumed that these renewal options at the same terms as existing leases will be exercised by the tenants. A review of the applicable leases indicated that no broker obligations exist, and we have assumed no tenant alternations will be made. After the expiration of these options, with the exception of NBC, we have assumed that the tenants will vacate their space and the general leasing assumptions, as stated previously, will apply.

EXPENSES:

     For projection purposes, we have considered the following expense categories:

     1.   Operating Expenses
            Utilities
            Repairs & Maintenance
            Other
            General & Administrative
     2.   Real Estate Taxes
     3.   Management Fee
     4.   Lease Payments
            Dutch Reformed Church Ground Lease
            N.Y.C. Transit Authority Concourse Lease


1.   OPERATING EXPENSES:

     Operating Expenses include:

     - Utilities                  -    Building electricity, steam and water.

     - Repairs & Maintenance      -    elevators, building, cleaning and
                                       engineering.

     - Other                      -    Insurance, security, uniforms, supply
                                       center, telephone, gardens, Christmas
                                       tree and miscellaneous items.

     - General & Administrative   -    payroll, supplies and miscellaneous.


     Estimated operating expenses for 1994 as provided by Management can be summarized as follows:
                                        1994 Estimated
                                       Operating Expenses
                                       ------------------
                                              ($000)

          Operating & Maintenance            $  61,243
          Utilities                             17,116
          Insurance                              1,514
          Management Fee                         2,635
          General & Administration               1,364
          Concourse Lease                          871
                                          ------------
               Total Expenses                $  84,743 *
          Expenses PSF                       $   13.70


* These expenses exclude Tenant Service expenses and Tenant Electric expenses.

     The following chart sets forth actual 1992 operating costs on a per square foot basis for several major office buildings. Please note that these actual 1992 expenses must be adjusted upward for two years of inflation in order to compare them to budgeted 1994 expenses at Rockefeller Center.


                                              Actual
                                          1992 Operating
                                          Expenses/Sq.Ft.
               Building                    Rentable Area
               --------                   ---------------

               110 East 59th Street       $ 8.02

               1 Dag Hammaerskjold Plaza  $ 7.55

               630 Third Avenue           $ 8.11

               133 East 58th Street       $11.10

               600 Madison Avenue         $10.69


     Due to the nature of the Rockefeller Center complex, in our opinion, it is reasonable that operating expenses should be towards the higher end of the general range. The Center's central and easily accessible location, popular retail stores and amenities and its attraction for out of town visitors creates a constant flow of traffic through the complex that cannot be compared to most ordinary buildings. In addition, retail centers and public areas demand more attention and upkeep than ordinary office space.

     An industry publication known as BOMA (Building Owners and Managers Association) tracks operating expenses in the major markets. The 1993 publication indicates that, in Manhattan office buildings containing in excess of 600,000 square feet, the average actual 1992 expense (exclusive of real estate taxes) was approximately $11 per square foot.

     Rockefeller Center is unique in terms of the amount of land area and the public amenities (i.e. the garden and ice skating rink) included with the complex. While other major office buildings may occupy an entire city block, Rockefeller Center encompasses more than 12 acres of Midtown Manhattan.

     It is our opinion that the superb level of maintenance for which Rockefeller Center is known is one of the reasons the Center continues to attract quality tenants and maintain its comparatively high occupancy level even though much of the Complex is over 50 years old.

     It should also be noted that if this analysis was based upon the remeasured square footage, the expenses on a per square foot basis would be reduced. For example, as previously discussed, the remeasurement of the complex has effectively increased the overall expression of rentable area by approximately 19%. Using the remeasured square footage, projected operating expenses would equate to only $11.51 per square foot.

     In light of the degree of accuracy with which Management has estimated actual expenses over the past few years, we accept Management's budgeted 1993 operating expenses as reasonable for the purposes of this analysis.

     Operating expenses are assumed to increase 4% in 1994 and at an average annual growth rate of 5% for the balance of the projection period.


2.   REAL ESTATE TAXES:

     The 1993/94 target assessed valuation for the Center, excluding the Radio City Music Hall, is $393,943,700.

     As previously discussed in the section on Assessed Valuation and Real Estate Taxes, we have assumed that following a hypothetical sale of the property, in all likelihood, Rockefeller Center would receive a new target assessment based upon 35% of the purchase price. This is due to the fact that property owners have been successful in obtaining reductions in assessments to levels significantly below 45% of the price at which a property was purchased (Refer to Manhattan Office Building Tax Comparables Chart).

     In accordance with City policy, the new target assessment is assumed to be phased in over a five year period. Following the phase in, taxes are assumed to increase at an average rate of 5% per year.


3.   MANAGEMENT FEE:

     The Center is currently managed by Rockefeller Center Management Corporation under a Management Agreement that commenced on September 1, 1985 with an initial term through December 31, 2000 and with successive three-year renewal options. In addition to leasing commissions for rental services (refer to the following section on Leasing Commissions), the manager receives an annual fee for management services. The fee at the commencement of the Agreement was $1,854,348 per annum, or 30 cents per square foot. The fee is also subject to an increase each December 1st, commencing in 1986, in accordance with the percentage increase in the Consumer Price Index for All Urban Consumers for New York, New York - Northeastern New Jersey.

     We have assumed that Rockefeller Center Management Corporation will continue to manage the property under the terms of the Agreement. Management's estimate for the 1994 management fee is $2,635,000. For projection purposes, we have assumed that the CPI will increase 4% in 1994 and at an average annual growth rate of 5% thereafter, and that the Agreement will be extended under the same terms and conditions for at lease one three-year period beyond the end of the projection period.

4.   LEASE PAYMENTS:


a.   DUTCH REFORMED CHURCH GROUND LEASE:

     This ground lease, dated August 23, 1949, covers a 20,167 square foot plot located on the N/W/C of Fifth Avenue and 48th Street. It provides for a constant annual rent of $650,000 through the expiration of the lease on December 31, 2000. The lease also provides for three 21-year renewal periods with the ground rent during each period based on 6%, 7% and 8%, respectively, of the appraised value of the land as vacant.

     To estimate the ground rent for the first renewal option period commencing January 1, 2001, we assumed a current market value of $150 per square foot of FAR, which with an as-of-right FAR of 15, equates to $2,250 per square foot of plot or a total value of approximately $45,400,000.

     The Rockefeller Center complex is located in the heart of Midtown Manhattan. It enjoys a premier location which cannot be duplicated by new construction. Despite the softness in the local real estate market, if this site was vacant and available for development, in our opinion, it would still command a premium price. There are virtually no available development sites with this kind of location. As a result, we would expect the price an investor would be willing to pay to be driven more by the "scarcity factor" than by the economic realities of the market.

     On this basis, we applied a land value of $150 per square foot of FAR.
Land value was assumed to remain flat through 1994 and then to increase at an average annual growth rate of 3%, resulting in a market value estimate as of December 31, 2000 of $54,000,000. The ground rent for the initial option period is 6% of this market value estimate, or approximately $3,200,000.


b.   NYC TRANSIT AUTHORITY CONCOURSE LEASE:

     The Center leases a small portion of the concourse level leading to subway platforms from the New York City Transit Authority. The current lease, dated December 26, 1957, calls for a minimum rent of $130,000 and a percentage rent based on 50% of the annual income collected from the concourse tenants over a $170,000 breakpoint. At lease expiration on December 31, 1987, the lease provided for two 6-year renewal options at terms to be mutually agreed upon. We have been advised that this lease has been renewed at the same terms and conditions.

     For projection purposes, we have assumed that this lease will continue to be renewed for successive 6-year periods through the end of the projection period at these terms, with income from the concourse tenants increasing at an average annual growth rate of 4% in 1994 and 5% thereafter.

CAPITAL EXPENDITURES:

1.   LEASING COMMISSIONS:

     The Management and Rental Agreement with Rockefeller Center Management Corporation specifies the following leasing commission schedule:


                                    Commission
               Lease Year           Rate 1
               ----------           ----------

                1                       5%
                2                       4%
                3 - 5               3 1/2%
                6 - 10              2 1/2%
               11 - 20                  2%
               21 & Thereafter          1%


     The agreement also calls for a 50% override on commissions paid to outside brokers for new and renewal leases.

     We have been advised by Management that approximately 20% of the leasing activity (in terms of number of leases as well as square footage leased) continues to be attributable to outside brokers. Thus, for projection purposes, we have assumed that 20% of future leasing activity will be generated by outside brokers.

     Considering the future leasing assumptions made relative to lease term -- 5 and 10 years -- and base rent step-ups -- 10% to 15% in the 6th year of a 10-year lease -- (refer to the section concerning Leasing Assumptions), in conjunction with the above leasing commission structure, we have assumed an effective commission rate of 21.45% of rent in the first lease year of a 5-year lease and 37.84% for a 10-year lease, with commissions for lease renewals at 50% of the full rate paid for new tenant leases. We have further assumed that leasing commissions are paid at lease commencement of as of the commencement of a renewal tenancy as applicable.


2.   TENANT ALTERATIONS:

     We have assumed average tenant alteration costs for 1994 of $40 per square foot for new office tenants and $20 per square foot for renewal office tenants. Alteration costs for new office tenants are projected to drop to $35 per square foot in 1995, $30 per square foot in 1996, growing at 5% per annum thereafter. For renewal tenants, after 1995, we expect alteration expenses to be equivalent to approximately 25% of the cost of installation for new tenancies. The anticipated reduction in tenant alteration costs on a per square foot basis for 1995 and 1996 represent our expectation of an improved real estate market overall by that time.

- ----------------
1  As percentage of fixed rent and percentage rent payable during lease year.

3.   CAPITAL IMPROVEMENTS:

     Management is in the process of a capital improvement program to upgrade the property's plant, equipment and aesthetics and to maintain its competitive position relative to future new construction. The capital projects, which are in various stages of completion, include upgrading common areas on multi-tenants floors, lobby renovation, replacement of roofs, upgrading of HVAC system, repair, renovation and replacement of elevators, upgrading of electrical system, artwork restoration, etc. Capital expenditures are assumed to be as budgeted by management until 2000. Thereafter, it is assumed capital expenditures increase at a rate of 5% annually.


VALUATION PARAMETERS:


1.   RATE OF RETURN:

     In the Fall 1993, Cushman & Wakefield published REAL ESTATE OUTLOOK which includes an investor survey. Most survey respondents are large pension funds, pension fund advisors and institutional investors. Internal rate of return requirements for Class A urban office building investments reported in this survey ranged from 9.5% to 15%. Terminal capitalization rates ranged primarily from 8% to 11%.

     Peter F. Korpacz & Associates, Inc. publishes a quarterly investor survey, the participants of which represent a cross-section of major institutional equity real estate market participants. As a group, the survey participants collectively own, control, or acted as agent in 1991 transactions of investment-grade real property assets on a national basis with a total value in excess of $150 billion. The minimum equity investment of the participants is from $5 million to $50 million. The Korpacz study provides investment criteria on a national basis as well as for several major urban office markets including Manhattan.

     As previously discussed, in the Fourth Quarter 1993 report a majority of survey participants indicated that they believe the bottom of the market has been reached, and now is the time to buy real estate. Transaction activity has picked up, and investors are now willing to pay slightly more for comparable properties. However, there still are not enough high quality properties available to satisfy institutional investors. Participants express a fundamental optimism about the Midtown market. Investors expect service industries, attracted by more competitive rent levels, to help lead the real estate recovery. For investors included in the Korpacz survey, required internal rates of return for Manhattan office buildings reportedly range for 10% to 20% with an average of 12.4%. Going-in capitalization rates reportedly range from 7.5% to 12.0% with an average of 9%, while residual capitalization rates ranged from 7.5% to 11%, with an average of 9.0%.

     In arriving at what we consider to be appropriate rates of return, consideration was given to the 1988 agreement with NBC for the extension and expansion of its space commitment to Rockefeller Center. As a result of this agreement, the uncertainty with respect to approximately 25% of the complex's rentable area has virtually been eliminated.

     In light of the aforementioned, given the quality of the real estate as well as current and anticipated future market conditions, we have based our analysis on a range of rates of return to include 50 basis points from 9.5% to 10.0%, however we have concluded at a value which relies more heavily on a 10% internal rate of return. We estimated the reversionary value based on a 7.5% residual capitalization rate.


3.   SELLING EXPENSES:

     Selling expenses usually include sales commissions; legal and other closing costs normally paid by the seller at the time the deed is delivered.

     However, we are aware of transactions involving prime office properties where the sale commissions were not paid by the seller, including the sale of the ABC Building (1330 Avenue of the Americas). For projection purposes, we have assumed a future hypothetical sale of the property will be structured in a similar manner and thus we have utilized an overall selling expense of 1.0%.

                      CORRELATION AND FINAL VALUE ESTIMATE

     To arrive at our final value estimate we have considered the three conventional approaches to value -- the Cost, Sales Comparison and Income Approaches.

     Due to the age of the buildings and the subsequent difficulty in determining the appropriate depreciation deduction, we have concluded that the Cost Approach is not an appropriate measure of value in this instance.

     Due to the limited number of recent transactions involving major office buildings we determined that it was not appropriate to derive an estimate of value for the property based exclusively on the Sales Comparison Approach. Instead, the data regarding recent transactions was utilized as a "check" against our valuation via the Income Approach. The results of investor surveys were used as an indication of investor criteria with respect to required rates of return.

     Since the Income Approach is the methodology most often employed by investors for this type of property, primary emphasis was given to this approach. Via the Income Approach, we calculated a value estimate based upon a discounted cash flow analysis. Current market rent levels were estimated based upon actual recent lease transactions as well a conversations with both office and retail leasing brokers active in the Midtown Manhattan area. Utilizing the Income Approach, we derived a value estimate of $1,150,000,000 for the Rockefeller Center complex.

     In arriving at our value estimate via the Income Approach consideration was given to the 1988 agreement with NBC for the extension and expansion of their leased space at Rockefeller Center. In our opinion, this long term commitment on the part of a quality, high-rated and highly visible major corporation, will have a positive impact on the future of the Rockefeller Center complex. As previously discussed, NBC's commitment significantly reduces the "risk" with respect to approximately 25% of the Center's rentable area. In addition, we believe having NBC as an "anchor" tenant will service to enhance the image of the entire complex and service as a draw to other high quality tenants in the years to come.

     We were also mindful of the Center's on-going capital improvement program and level of maintenance which is far beyond that of a conventional Manhattan office building. The renovation and restoration work being done throughout the complex is of the utmost quality. The cosmetic and mechanical improvements support value enhancement of the complex over the long term and are evident of Management's long range approach. In our opinion, these expenditures are sound investments and will help to insure that the Rockefeller Center buildings remain competitive well into the future.

     In light of the aforementioned, and all other factors we consider relevant, our final estimate of market value for the Rockefeller Center complex, as of December 31, 1993, is:

                  ONE BILLION ONE HUNDRED FIFTY MILLION DOLLARS

                                ($1,150,000,000)

     which is equivalent to approximately $186 per square foot of rentable area.

                                    ADDENDUM

                       NATIONAL BROADCASTING COMPANY, INC.
                  AGREEMENT FOR EXTENDED AND EXPANDED OCCUPANCY
                         OF SPACE IN ROCKEFELLER CENTER

      In December, 1988 the Partnerships entered into an agreement with the National Broadcast Company, Inc. (NBC) for an extension and expansion of the space NBC occupies in the GE Building, Studio Building and the GE West Building. The terms of this agreement can be summarized as follows:

I.    EXTENDED AND EXPANDED OCCUPANCY

      A. NBC'S EXISTING SPACE - NBC will continue to lease the 1,174,277 square feet NBC occupied in the Rockefeller Center complex as of December, 1988 until September 30, 2022.


               GE Building                   637,619 sq.ft.
               Studio Building               384,971 sq.ft.
               GE West Building              151,687 sq.ft.
                                             ---------

                                           1,174,277 sq.ft.


      B. NBC EXTENSION OPTIONS - NBC will have three successive 10-year lease extension options. These options will be exercisable upon at lease
          30 months notice and will apply only to existing space and additional space which is actually occupied by NBC or its affiliates. NBC may, however, split the first extension option and renewal for a three-year period followed by an option to renew for a seven-year period.

          The transaction has been structured to accommodate arrangements made between New York City Industrial Development Agency ("IDA") and NBC for certain financial assistance in connection with the project. Accordingly, the three interconnected buildings (the GE Building, the Studio Building and the GE West Building) have been made into a condominium and the NBC-occupied areas were conveyed to IDA subject to the RCPI mortgage and the NBC lease. These areas were then lease back to the Partnerships at nominal rents and then subleased to NBC on the terms of the NBC lease. If NBC exercises any of its rights to lease additional space as defined in the NBC lease, the condominium units in which the additional space is located will be similarly conveyed to IDA, leased back to the Partnerships and subleased to NBC. Upon the expiration of the period of IDA benefits, ownership of the IDA owned units will revert to the Partnerships. IDA ownership of the condominium units occupied by NBC is a technical structuring required to effectuate the NBC transaction and has no adverse impact to the appraised value.

      C. Additional Space - NBC had options to lease up to approximately 387,000 square feet of office space in the GE Building currently leased to other tenants. NBC has exercised its right to lease approximately 111,000 square feet of space.

          NBC's lease of additional space will be effective October 1, 1994. Additional space may, in general, only be leased by NBC for its own use or use by its affiliates.

      D. FIRST OFFER AREAS - NBC has a continuing right of first offer for an additional 800,000 square feet of space in the GE Building, as and when the leases for those spaces expire and any space in the Studio Building or GE West Building which the landlord has recaptured and intends to re-lease for terms extending beyond September 30, 2022. This first offer right applies to these spaces in their entirety, or on a full floor basis. Once again, these spaces may, in general only be leased by NBC for its own use or use by its affiliates. The term of , and effective rental under, any first offer lease will be the same as the landlord would have offered to a third party. This right of first offer will continue until NBC fails to exercise its right as to 100,000 square feet of space offered pursuant to notices given after September 30, 1994.

      E. STUDIO BUILDING SPACE - Space in the Studio Building leased by NBC may, with limited exceptions, be used only for broadcast studio and/or technical support purposes.

II.   RENT

      A. CATEGORIES OF LEASED SPACE - The NBC space has been divided into seven rental categories based upon location and use:



          Category       Description
          --------       -----------
          A1             space above street level in the GE West Building

          A2             space on the 18th floor and below in the GE Building
                         (other than C space).

          A3             space on floors 19-40 in the GE Building.

          A4             space on the 41st floor and above in the GE Building

          B certain space on the 12th floor of the GE Building, and space in the Studio Building suitable for studio, technical and other non-office business use and the NBC shop.

          Shop 36        annex to the NBC shop.


          C              space suitable only for storage and/or mechanical use.


B.    RENTS - NBC will pay rent on the leased space as follows:

      1. For the period through September 30, 1997, NBC will pay rent on its existing space in accordance with its current lease.

      2. For the period commencing October 1, 1997 in the case of the existing space and October 1, 1994 in the case of leased additional space, through September 30, 2022, NBC will pay net rent in accordance with the schedule set forth following this discussion.

          In addition to net rental payments, NBC will be responsible for its proportionate share of real estate taxes and operating expenses. Operating expenses reimbursable to Rockefeller Center, generally will be reimbursed at 107% o actual cost. In the case of submetered electricity, gas and steam, expenses will be reimbursed at 103% of actual costs.

      C. EXTENSION TERM RENTS - Annual net rents for each 10-year extension term beyond 2022 will be determined as follows:


          SPACE CATEGORY      ANNUAL NET RENT
          --------------      ---------------

          A1,A2, A3 & A4      95% of the respective fair market net rents for
                              such space.

          B                   62.5% of the fair market net rent for A2 space.

          C                   40% of the fair market net rent for A2 space

          Shop 36             fair market net rent for such space.


      Annual net rents for all leased space during any extension term will be increased by 15% in year six of the extension term. If NBC elects to have the first extension option split into two parts, the renewal rents will be calculated as if the extension term had not been split.

III.  NBC OPTION TO PURCHASE

      Purchase option was terminated in 1993 in order to accomodate other large space users in Rockefeller Center.

                      ANNUAL NET RENTS FOR NBC LEASED SPACE


A.    ALL SPACE, OTHER THAN SHOP 36:

      COMMENCEMENT - 9/30/1997

      Additional Space only,
      All A3 space                                $32.00 per s.f.

      10/1/1997 - 9/30/2007

      A1 Space                                    $29.00 per s.f.
      A2 Space                                    $30.00 per s.f.
      A3 Space                                    $32.00 per s.f.
      A4 Space                                    $34.00 per s.f.
      B Space                                     $17.50 per s.f.
      C Space                                     $12.00 per s.f.

      10/1/2007 - 9/30/2017

      A1 Space                                    $33.35 per s.f.
      A2 Space                                    $34.50 per s.f.
      A3 Space                                    $36.80 per s.f.
      A4 Space                                    $39.10 per s.f.
      B Space                                     $20.13 per s.f.
      C Space                                     $13.80 per s.f.

      10/1/2017 - 9/30/2022

      A1 Space                                    $38.350 per s.f.
      A2 Space                                    $39.68 per s.f.
      A3 Space                                    $42.32 per s.f.
      A4 Space                                    $44.97 per s.f.
      B Space                                     $23.14 per s.f.
      C Space                                     $15.87 per s.f.

B.    SHOP 36:

      Commencement - 3/31/91                      $24.78 per s.f.
      4/1/91 - 3/31/94                            $29.78 per s.f.
      4/1/94 - 9/30/97                            $34.78 per s.f.
      10/1/97 - 9/30/22                           Fair Market Net Rent



                              CERTIFICATE OF VALUE


We, the undersigned appraisers, certify that, to the best of our knowledge and belief:

1.  The statements of fact contained in this report are true and correct;

2. The reported analyses, opinions and conclusions are limited only by the reported assumptions and limiting conditions and are our personal, unbiased professional analyses, opinions and conclusions;

3. Abe Barkan and Randi Mellman personally inspected the subject property described in this report.

4. We have no present or perspective interest in the subject property described in this report, and we have no personal bias with respect to the parties involved;

5. Compensation is not contingent on any action or event resulting from the analyses, opinions or conclusions in, or the use of, this report;

6. That this appraisal was not based on a requested minimum valuation, a specific valuation or the approval of a loan;

7. Analyses, opinions and conclusions were developed, and this report has been prepared, in conformity with the requirements of the Code of Professional Ethics and Standards of Professional Conduct of the Appraisal Institute;

8. The use of this report is subject to the requirements of the Appraisal Institute relating to review by its duly authorized representatives;

9. No one provided significant professional assistance to the persons signing the report;

10. As of the date of this report, I, Randi Mellman, have completed the requirements under the continuing education program of the Appraisal Institute;

11. That it is our opinion that the Market Value for the subject property as of December 31, 1993 is as follows:

                  ONE BILLION ONE HUNDRED FIFTY MILLION DOLLARS
                                 $1,150,000,000



/s/ Abram Barkan                                           /s/ Randi Mellman
- -----------------                                          ------------------
Abram Barkan, MAI                                          Randi Mellman, MAI
Chairman                                                   Managing Director

                       LIMITING AND CONTINGENT CONDITIONS


A. This appraisal is made for the client to which it is addressed and is to be used by said client only for the purpose stated in the appraisal. No reliance is to be placed on this appraisal for any other purpose.

B. No responsibility is assumed for matters legal in character. We render no opinion as to the title, but assume that it is marketable. The property is appraised as though free and clear of all liens and encumbrances, except as otherwise indicated. Management and ownership are presumed to be competent and responsible.

C. All drawings and diagrams in this report are included to assist the reader in visualizing the property. These drawings do not represent the product of any professional survey made by this office. The appraiser is not a professional engineer, and no engineering survey of the property has been made, nor are we reporting on structural adequacy.

D. No right to expert testimony, attendance in court, or publication is included with possession of this report.

E. The appraiser has no present or contemplated future interest in the property.

F. Rentals and other income have been supplied by the owner and have not been subject to independent verification, unless otherwise noted. Expenses are based either on data supplied by the owner or are the appraiser's own estimate. Other facts reported in the appraisal are correct to the best of the appraiser's knowledge and belief.

G. Proposed or under construction programs frequently require changes in design, layout, dimensions or use. Should the premises under review as described in this appraisal report, necessitate such changes, our final estimate of value is not applicable. In order to obtain a fair evaluation of any appraisal, it must be considered in its entirety, including the above limiting and contingent conditions.

H. In the current market, real estate price levels for income producing properties are dictated by the present value of future expectations. Under the circumstances, appraisers must quantify market projections which are, by their character, imprecise. Property earnings and financial projections contained in our report represent our informed judgment as to present and anticipated market trends. Any cash flow analysis implemented for valuation purposes represents an orderly financial process superimposed on a market which is typically erratic in behavior. Any aberrations and/or dramatic changes in the local and national economy may impact the property's capacity to generate the earnings set forth herein with the concomitant impact on value.

I. Unless otherwise addressed in this report, this appraisal assumes that the property is free of all hazardous materials and toxic wastes. The presence of hazardous materials or toxic wastes on the property can substantially impact the value of the property. A variety of materials including chemicals, metals and minerals have been determined to be hazardous or toxic under local, state and/or federal laws and regulations and can be required to be specially handled and removed from the property at the expense of the property owner. Certain materials which may have been used in the construction of the premises or in building components may be hazardous. Asbestos, for example, can be hazardous and has been included in a number of building components such as fire proofing, insulation, linoleum, floor tiles, ceiling panels and acoustical ceiling coatings. Appraiser are not experienced in identifying potential toxic waste and hazardous material problems nor estimating the cost of resolving such problems, and this report shall not be deemed to render an opinion. In order to identify the nature and extent, if any, of toxic wastes and hazardous material problems on the property, the client should select and retain the appropriate experts.

J. The United States Congress has enacted the Americans With Disabilities Act. Among other things, this Act is intended to make many business establishments equally accessible to persons with a variety of disabilities; modifications to real property may be required. State and local laws also may mandate changes. Douglas Elliman Appraisal and Consulting is not qualified to advise you as to what, if any, changes may be required now, or in the future. Owners and tenants should consult their attorneys and qualified design professionals of their choice for information regarding these matters. Douglas Elliman Appraisal and Consulting cannot determine which attorneys or design professionals have the appropriate expertise in this area. Unless otherwise stated herein, this report and any estimate of value or other evaluation contained herein does not include any allowance for any cost which may be necessary now, or in the future, to bring the property into compliance with the requirements, if any, of the Americans With Disabilities Act.



                                       94